Private & Confidential

LOAN AGREEMENT
for a
loan of up to US$40,000,000
to
ARTFUL SHIPHOLDING S.A.
and
LONGEVITY MARITIME LIMITED

provided by
DVB BANK SE

NORTON ROSE

ATH-#3197180-v7

Contents

THIS AGREEMENT is dated 20 June 2011 and made **BETWEEN**:

(1) **ARTFUL SHIPHOLDING S.A.** and **LONGEVITY MARITIME LIMITED** as joint and several Borrowers; and

(2) **DVB BANK SE** as Bank.

IT IS AGREED as follows:

1 Purpose and definitions

1.1 Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees, to make available to the Borrowers, jointly and severally, in up to two (2) Advances, a loan of up to Forty million Dollars ($40,000,000) for the purpose of financing part of the acquisition cost of the Ships.

1.2 Definitions

In this Agreement, unless the context otherwise requires:

"**Account Bank**" means HSBC Bank plc, a banking company incorporated under the laws of England with its registered office at 8 Canada Square, London E14 5HQ, England acting through its branch at 93 Akti Miaouli, 185 38 Piraeus, Greece or such other bank (including the Bank) as may be designated by the Bank from time to time for any reason whatsoever (including, without limitation, for the purposes of assisting the Bank to achieve a successful securitisation or similar other transaction in connection with this Agreement or because the then current Account Bank does not meet a credit rating satisfactory to the Bank) as the Account Bank for the purposes of this Agreement and includes its successors in title;

"**Advance**" means each borrowing of a proportion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing outstanding from time to time, and:

(a) in relation to the Artful Ship and/or the Artful Borrower, means the Artful Advance; or

(b) in relation to the Longevity Ship and/or the Longevity Borrower, means the Longevity Advance,

and "**Advances**" means, together, both of them;

"**Applicable Accounting Principles**" means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements;

"**Approved Shipbrokers**" means, together, Maritime Strategies, H. Clarkson Co. Ltd. of London, Arrow Research Ltd. of London, Braemar Seascope Ltd. of London, Fearnleys A/S of Oslo, Lorentzen & Stemoco A/S of Oslo, RS Platou Shipbrokers of Oslo, Golden Destiny S.A. of Piraeus, Greece and Allied Shipbroking Inc. of Piraeus, Greece and any other independent firm of shipbrokers agreed between the Bank and the Borrower from time to time and, in each case, includes their respective successors in title and "**Approved Shipbroker**" means each of them;

"**Artful Advance**" means an Advance of up to $20,000,000 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of the Artful Ship by the Artful Borrower pursuant to the Artful Contract or (as the context may require) the principal amount of such Advance outstanding from time to time;

"**Artful Borrower**" means Artful Shipholding S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

"**Artful Charter**" means the "NYPE 1946" form time charterparty dated 2 May 2011 made between the Artful Borrower, as owner and the Artful Charterer, as charterer, in relation to the (originally) approximately two years time charter of the Artful Ship at a rate of Eighteen thousand Dollars ($18,000) per day net of commissions, as the same may be amended and supplemented from time to time with the prior written consent of the Bank;

"**Artful Charter Guarantee**" means the performance guarantee dated 3 May 2011 issued by the Artful Charter Guarantor in favour of the Artful Borrower as security of the obligations of the Artful Charterer under the Artful Charter;

"**Artful Charter Guarantor**" means Gleamray Maritime Inc. of 80 Broad Street, Monrovia, Republic of Liberia having established an office at 53 Tatoiou and Streit Street, 145 61 Kifissia, Greece and includes its successors in title;

"**Artful Charterer**" means Western Ocean Shipping Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

"**Artful Contract**" means the memorandum of agreement dated 2 May 2011 made between the Artful Borrower and the Artful Seller and as may be amended and supplemented from time to time with the prior written consent of the Bank, relating to the sale by the Artful Seller, and the purchase by the Artful Borrower, of the Artful Ship;

"**Artful Contract Price**" means Thirty one million four hundred thousand Dollars ($31,400,000) or such other lesser sum in Dollars as may be payable by the Artful Borrower to the Artful Seller pursuant to the Artful Contract as the purchase price for the Artful Ship thereunder;

"**Artful Management Agreement**" means the management agreement dated 18 April 2011 made between the Artful Borrower and the Manager or any other agreement previously approved in writing by the Bank between the Artful Borrower and the Manager providing (*inter alia*) for the Manager to manage the Artful Ship;

"**Artful Mortgage**" means the first preferred Marshall Islands mortgage of the Artful Ship executed or (as the context may require) to be executed by the Artful Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

"**Artful Operating Account**" means a Dollar account of the Artful Borrower opened or (as the context may require) to be opened by the Artful Borrower with the Account Bank with account number 001-0016-68-036 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Artful Operating Account for the purposes of this Agreement;

"**Artful Operating Account Pledge**" means the first priority account pledge executed or (as the context may require) to be executed by the Artful Borrower in favour of the Bank in respect of the Artful Operating Account in such form as the Bank may require in its sole discretion;

"**Artful Seller**" means Image Enterprises Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

"**Artful Ship**" means the motor vessel *Geosand* a 2005-built, (approximately) 74,432 dwt, panamax bulk carrier owned on the date of this Agreement by the Artful Seller and registered under the laws and flag of the Bahamas with IMO Number 9294111 and to be registered on the relevant Delivery Date in the ownership of the Artful Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name *Moon Globe*;

"**Assignee**" has the meaning ascribed thereto in clause 15.3;

"**Bank**" means DVB Bank SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Agreement through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (or of such other address as may last have been notified to the Borrower pursuant to clause 16.1.3) and includes its successors in title;

"**Banking Day**" means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Frankfurt, Athens, Piraeus and New York City (or any other relevant place of payment under clause 6);

"**Basel II Accord**" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"**Basel II Approach**" means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Bank (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

"**Basel II Regulation**" means

(a) any law or regulation implementing the Basel II Accord; or

(b) any Basel II Approach adopted by the Bank,

but excludes any law or regulation implementing the Basel III Accord save and to the extent that such law or regulation is a re-enactment of any law or regulation referred to in paragraph (a) of this definition;

"**Basel III Accord**" means, together, "Basel III: A global regulatory framework for more resilient banks and banking systems" and "Basel III: International framework for liquidity risk measurement, standards and monitoring" both published by the Basel Committee on Banking Supervision on 16th December, 2010;

"**Borrowed Money**" means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

"**Borrower**" means:

(a) in relation to the Artful Ship, the Artful Borrower; or

(b) in relation to the Longevity Ship, the Longevity Borrower,

and "**Borrowers**" means, together, both of them;

"**Borrowers' Security Documents**" means, at any relevant time, such of the Security Documents as shall have been executed by the Borrowers or either of them at such time;

"**Capital Adequacy Law**" means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital

adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation);

"**Casualty Amount**" means Five hundred thousand Dollars ($500,000) or the equivalent in any other currency;

"**Change of Control**" means if:

(a) the issued voting share capital or issued share capital in the Corporate Guarantor owned (legally and/or beneficially, directly or indirectly) by the Disclosed Persons, together, falls below 35% at any time; or

(b) Mr. George Karageorgiou ceases to be the Chief Executive Officer of the Corporate Guarantor at any time; or

(c) Mr. George Feidakis ceases to be a member of the board of directors (or equivalent) of the Corporate Guarantor;

"**Charter**" means, in relation to a Ship, any time charter, pool agreement or other contract of employment for that Ship with an original term in excess of twelve (12) months (taking into account any option to extend or renew contained therein) which is entered into by the relevant Borrower as owner and the relevant Charterer (including the Initial Charters);

"**Charter Assignment**" means, in relation to a Ship, a specific assignment of an Initial Charter (and in the case of the Artful Charter, the Artful Charter Guarantee) or any other Charter for that Ship executed or (as the context may require) to be executed by the relevant Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

"**Charterer**" means any such person or persons which shall enter into a Charter in respect of a Ship as the relevant Borrower's counterparty or (as the case may be) counterparties thereunder, during the Security Period;

"**Classification**" means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Bank shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification in relation to such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"**Classification Society**" means:

(a) in relation to the Artful Ship, Nippon Kaiji Kyokai; and

(b) in relation to the Longevity Ship, American Bureau of Shipping,

or, in relation to either Ship, such other classification society which the Bank shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"**Code**" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention on Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"**Commitment**" means the amount which the Bank has agreed to lend to the Borrowers under clause 2.1 as reduced or cancelled by any relevant term of this Agreement;

"**Compliance Certificate**" means a certificate substantially in the form set out in schedule 1 to the Corporate Guarantee;

"**Compulsory Acquisition**" means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"**Contract**" means:

(a) in relation to the Artful Ship and/or the Artful Borrower, the Artful Contract; or

(b) in relation to the Longevity Ship and/or the Longevity Borrower, the Longevity Contract,

and "**Contracts**" means, together, both of them;

"**Contract Price**" means:

(a) in relation to the Artful Ship and/or the Artful Contract and/or the Artful Borrower, the Artful Contract Price; or

(b) in relation to the Longevity Ship and/or the Longevity Contract and/or the Longevity Borrower, the Longevity Contract Price,

and "**Contract Prices**" means, together, both of them;

"**Corporate Guarantee**" means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in such form as the Bank may require in its sole discretion;

"**Corporate Guarantor**" means Globus Maritime Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

"**Deed of Covenant**" means:

(a) in relation to the Artful Ship, a general assignment collateral to the Artful Mortgage; or

(b) in relation to the Longevity Ship, a deed of covenant collateral to the Longevity Mortgage,

in each case, executed or (as the context may require) to be executed by the relevant Borrower in favour of the Bank in such form as the Bank may require in its sole discretion, and "**Deeds of Covenant**" means, together, both of them;

"**Default**" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

"**Delivery**" means, in relation to each Ship, the delivery of such Ship by the relevant Seller to, and the acceptance of such Ship by, the relevant Borrower pursuant to the relevant Contract;

"**Delivery Date**" means, in relation to each Ship, the date on which such Ship is delivered to the relevant Borrower in accordance with the relevant Contract;

"**Disclosed Persons**" means, together, Mr. George Feidakis, Mr. George Karageorgiou and their respective wives and linear descendants;

"**DOC**" means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

"**Dollars**" and "**$**" mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

"**Drawdown Date**" means, in relation to each Advance, any date, being a Banking Day falling during the Drawdown Period for such Advance, on which the relevant Advance is, or is to be, made available;

"**Drawdown Notice**" means, in relation to each Advance, a notice substantially in the form of schedule 1 in respect of such Advance;

"**Drawdown Period**" means, in relation to each Advance, the period commencing on the date of this Agreement and ending on the Termination Date relevant for such Advance or the period ending on such earlier date (if any) on which (a) the aggregate amount of the Advances is equal to the Commitment or (b) the Commitment in respect of such Advance is reduced to zero pursuant to clauses 4.3, 10.2 or 12;

"**Earnings**" means, in relation to each Ship, all moneys whatsoever from time to time due or payable to the relevant Borrower during the Security Period arising out of the use or operation of such Borrower's Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to such Borrower in the event of requisition of such Borrower's Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Borrower's Ship;

"**Encumbrance**" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

"**Environmental Affiliate**" means any agent or employee of either Borrower or any other Relevant Party or any person having a contractual relationship with either Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

"**Environmental Approval**" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

"**Environmental Claim**" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

"**Environmental Laws**" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

"**Event of Default**" means any of the events or circumstances described in clause 10.1;

"**Final Maturity Date**" means, in relation to each Advance, the earlier of (a) the date falling ninety (90) months after the Drawdown Date of such Advance and (b) 30 March 2019;

"**First Repayment Date**" means, in relation to each Advance (and subject to clause 6.3), the date falling three (3) months after the Drawdown Date of such Advance;

"**Flag State**" means:

(a) in respect of the Artful Ship, the Republic of the Marshall Islands; or

(b) in respect of the Longevity Ship, the Republic of Malta,

or, in relation to either Ship, such other state or territory designated in writing by the Bank, at the request of a Borrower, as being the "**Flag State**" of such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"**Government Entity**" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"**Group**" means, together, the Corporate Guarantor and its Subsidiaries from time to time and "**member of the Group**" shall be construed accordingly;

"**Indebtedness**" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

"**Initial Charter**" means:

(a) in respect of the Artful Ship and/or the Artful Borrower and/or the Artful Charterer, the Artful Charter; or

(b) in respect of the Longevity Ship and/or the Longevity Borrower and/or the Longevity Charterer, the Longevity Charter,

and "**Initial Charters**" means, together, both of them;

"**Insurances**" means, in relation to each Ship, all policies and contracts of insurance (which expression includes all entries of such Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of such Borrower, or in the joint names of such Borrower and the Bank or otherwise) in respect of such Borrower's Ship and her Earnings or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

"**Interest Payment Date**" means the last day of an Interest Period;

"**Interest Period**" means, in relation to each Advance, each period for the calculation of interest in respect of such Advance ascertained in accordance with clauses 3.2 and 3.3;

"**ISPS Code**" means the International Ship and Port facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"**ISSC**" means an International Ship Security Certificate issued pursuant to the ISPS Code;

"**LIBOR**" means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for such period which is:

(a) the rate for such period as displayed on Reuters page LIBOR01 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("**BBAIRS**" terms) applicable at the relevant time) at or about 11:00 a.m. on the Quotation Date for such period; or

(b) if on such date the relevant page is not displayed on the Reuters screen or the Reuters screen is not operating at the relevant time, the rate quoted by the Bank as the Bank's offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. on the Quotation Date for such period (or, if the Bank shall have made a determination pursuant to clause 3.6, such later time (not being later than 1:00 p.m. on the first day of such period) as the Bank may determine);

"**Loan**" means the aggregate principal amount owing to the Bank under this Agreement at any relevant time;

"**Longevity Advance**" means an Advance of up to $20,000,000 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of the Longevity Ship by the Longevity Borrower pursuant to the Longevity Contract or (as the context may require) the principal amount of such Advance outstanding from time to time;

"**Longevity Borrower**" means Longevity Maritime Limited of 18/2 South Street, Valetta, VLT 1102, Republic of Malta and includes its successors in title;

"**Longevity Charter**" means the "NYPE 1946" form time charterparty dated 1 February 2010 made between the Longevity Borrower, as owner and the Longevity Charterer, as charterer, in relation to the (originally) approximately five years time charter of the Longevity Ship at a rate of Sixteen thousand Dollars ($15,200) per day net of commissions, as the same may be amended and supplemented from time to time with the prior written consent of the Bank;

"**Longevity Charterer**" means Qingdao Ocean Shipping Co. Ltd. (Cosco Qingdao) of 30 Floor, Cosco Plaza, 61 HongKong Middle Road, 266071 Qingdao, P.R.C. and includes its successors in title;

"**Longevity Contract**" means the memorandum of agreement dated 18 March 2011 made between the Original Longevity Buyer as buyer and the Longevity Seller as seller, as amended and supplemented by Addendum no.1 dated 18 March 2011 made between the Original Longevity Buyer and the Longevity Seller and as further amended, supplemented and novated by Addendum no.2 dated 18 March 2011 made between the Original Longevity Buyer, the Longevity Seller and the Longevity Borrower, and as may be further amended and/or supplemented from time to time with the prior written consent of the Bank, relating to the sale by the Longevity Seller, and the purchase by the Longevity Borrower, of the Longevity Ship;

"**Longevity Contract Price**" means Thirty million three hundred thousand Dollars ($30,300,000) or such other lesser sum in Dollars as may be payable by the Longevity Borrower to the Longevity Seller pursuant to the Longevity Contract as the purchase price for the Longevity Ship thereunder;

"**Longevity Management Agreement**" means the management agreement made or (as the context may require) to be made between the Longevity Borrower and the Manager or any other agreement previously approved in writing by the Bank between the Longevity Borrower and the Manager providing (*inter alia*) for the Manager to manage the Longevity Ship;

"**Longevity Mortgage**" means the first priority statutory mortgage of the Longevity Ship executed or (as the context may require) to be executed by the Longevity Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

"**Longevity Operating Account**" means a Dollar account of the Longevity Borrower to be opened by the Longevity Borrower with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Longevity Operating Account for the purposes of this Agreement;

"**Longevity Operating Account Pledge**" means the first priority account pledge to be executed by the Longevity Borrower in favour of the Bank in respect of the Longevity Operating Account in such form as the Bank may require in its sole discretion;

"**Longevity Seller**" means Cobelfret Bulk Carriers N.V. of Antwerp, Belgium and includes its successors in title;

"**Longevity Ship**" means the motor vessel *Lowlands Patrasche*, a 2007-built, (approximately) 58,790 dwt supramax bulk carrier, owned on the date of this Agreement by the Longevity Seller and registered under the laws and flag of Belgium with IMO Number 9340506 and to be registered on the relevant Delivery Date in the ownership of the Longevity Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name *Sun Globe*;

"**Management Agreement**" means:

(a) in relation to the Artful Ship and/or the Artful Borrower, the Artful Management Agreement; or

(b) in relation to the Longevity Ship and/or the Longevity Borrower, the Longevity Management Agreement,

and "**Management Agreements**" means, together, both of them;

"**Manager**" means Globus Shipmanagement Corp. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 or any other person appointed by a Borrower, with the prior written consent of the Bank, as the manager of such Borrower's Ship and includes its successors in title;

"**Manager's Undertakings**" means, collectively, the manager's undertakings and assignments executed or (as the context may require) to be executed by the Manager in favour of the Bank in respect of each of the Ships each in such form as the Bank may require in its sole discretion and, singly, each a "**Manager's Undertaking**";

"**Margin**" means two point five per cent (2.5%) per annum;

"**Maritime Strategies**" means Maritime Strategies International Ltd. of 2 Baden Place, Crosby Row, London SE1 1YW, England and includes its successors in title;

"**Material Adverse Effect**" means a material adverse effect:

(a) on the business, assets, nature of assets, operations, prospects, liabilities or condition (financial or otherwise) of any Security Party, any member of the Group or the Group as a whole; or

(b) on the ability of the Borrowers or either of them, the Corporate Guarantor or any other Security Party to comply with any of their respective obligations under the Security Documents or any of them; or

(c) on the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Bank thereunder; or

(d) in any Relevant Jurisdiction (or any of the financial markets thereof);

"**month**" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "**months**" and "**monthly**" shall be construed accordingly;

"**Mortgage**" means:

(a) in relation to the Artful Ship and/or the Artful Borrower, the Artful Mortgage; or

(b) in relation to the Longevity Ship and/or the Longevity Borrower, the Longevity Mortgage,

and "**Mortgages**" means, together, both of them;

"**Mortgaged Ship**" means, at any relevant time, either Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Advance for that Ship and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Borrowers to the Bank pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

"**Operating Account**" means:

(a) in relation to the Artful Ship and/or the Artful Borrower, the Artful Operating Account; or

(b) in relation to the Longevity Ship and/or the Longevity Borrower, the Longevity Operating Account,

and "**Operating Accounts**" means, together, both of them;

"**Operating Account Pledge**" means:

(a) in relation to the Artful Ship and/or the Artful Borrower, the Artful Operating Account Pledge; or

(b) in relation to the Longevity Ship and/or the Longevity Borrower, the Longevity Operating Account Pledge,

and "**Operating Account Pledges**" means, together, both of them;

"**Operator**" means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of "**Company**" set out in rule 1.1.2 of the Code;

"**Original Longevity Buyer**" means Rosario Maritime Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

"**Permitted Encumbrance**" means:

(a) any Encumbrance in favour of the Bank created pursuant to the Security Documents; and

(b) any Permitted Liens;

"**Permitted Liens**" means, in relation to a Ship:

(a) any lien on that Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading;

(b) any lien for salvage; and

(c) any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount;

"**Pollutant**" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

"**Quotation Date**" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Security Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in Dollars for delivery on the first day of that Interest Period or other period;

"**Registry**" means, in relation to a Ship, the offices of such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Borrower's title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

"**Regulatory Agency**" means the Government Entity or other organisation in a Flag State which has been designated by the Government of that Flag State to implement and/or administer and/or enforce the provisions of the Code;

"**Related Company**" of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

"**Relevant Jurisdiction**" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"**Relevant Party**" means each of the Borrowers, any other Security Party and any other member of the Group;

"**Relevant Ship**" means the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

"**Repayment Dates**" means, together, in relation to each Advance (subject to clause 6.3):

(a) the First Repayment Date in respect of such Advance; and

(b) each of the dates falling at three (3) monthly intervals after such First Repayment Date up to the Final Maturity Date;

(c) the Final Maturity Date,

and "**Repayment Date**" means each of them;

"**Requisition Compensation**" means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship in its sole discretion;

"**Security Documents**" means this Agreement, the Mortgages, the Deeds of Covenant, the Operating Account Pledges, the Manager's Undertakings, the Corporate Guarantee, any Charter Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers or any other Security Party pursuant to this Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

"**Security Party**" means each Borrower, the Manager, the Corporate Guarantor or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

"**Security Period**" means the period commencing on the date of this Agreement and terminating upon discharge of the security created by the Security Documents by payment of all monies payable thereunder;

"**Security Requirement**" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which is at any relevant time:

(a) during the period commencing on the day of this Agreement and ending on the day falling twenty four (24) months after the Drawdown Date in relation to the first Advance (the "**Adjustment Date**"), one hundred and twenty per cent (120%) of the Loan minus any amount standing to the credit of the Operating Accounts up to $1,000,000 in aggregate at that time; and

(b) on the day falling immediately after the Adjustment Date and at all times thereafter, one hundred and thirty per cent (130%) of the Loan minus any amount standing to the credit of the Operating Accounts up to $1,000,000 in aggregate at that time;

"**Security Value**" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time, is the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (b) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.2;

"**Seller**" means:

(a) in relation to the Artful Ship and/or the Artful Borrower and/or the Artful Contract, the Artful Seller; or

(b) in relation to the Longevity Ship and/or the Longevity Borrower and/or the Longevity Contract, the Longevity Seller,

and "**Sellers**" means, together, both of them;

"**Ship**" means:

(a) in relation to the Artful Borrower and/or the Artful Advance and/or the Artful Contract, the Artful Ship; or

(b) in relation to the Longevity Borrower and/or the Longevity Advance and/or the Longevity Contract, the Longevity Ship,

and "**Ships**" means, together, both of them;

"**Ship Security Documents**" means, in relation to each Ship, the Mortgage, the Deed of Covenant, any Charter Assignment and the Manager's Undertaking for such Ship;

"**SMC**" means a safety management certificate issued in accordance with rule 13 of the Code;

"**Subsidiary**" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "**controlled**" shall be interpreted in accordance with clause 1.4.7;

"**Taxes**" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "**Taxation**" shall be construed accordingly;

"**Termination Date**" means:

(a) in relation to the Artful Advance, the earlier of (a) the Delivery Date of the Artful Ship, (b) the date of termination or rescission of the Artful Contract and (c) 30 September 2011; or

(b) in relation to the Longevity Advance, the earlier of (a) the Delivery Date of the Longevity Ship (b) the date of termination or rescission of the Longevity Contract and (c) 30 September 2011,

or, in each such case, such later date as the Borrowers may request and the Bank may in its sole discretion agree in writing;

"**Total Loss**" means, in relation to a Ship:

(a) the actual, constructive, compromised or arranged total loss of such Ship; or

(b) the Compulsory Acquisition of such Ship; or

(c) the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any person, including by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

"**Transferee**" has the meaning ascribed thereto in clause 15.4; and

"**Underlying Documents**" means, together, the Contracts, the Management Agreements, the Initial Charters, the Artful Charter Guarantee and any other Charter and "**Underlying Document**" means any of them.

1.3 Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4 Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1 references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2 references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3 references to a "**regulation**" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or

supra-national authority and, for the avoidance of doubt, should include any Basel II Regulation;

1.4.4 words importing the plural shall include the singular and vice versa;

1.4.5 references to a time of day are to London time;

1.4.6 references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7 "**control**" means, in relation to a body corporate:

(a) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:

(i) cast, or control the casting of, more than the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii) appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii) give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; or

(b) the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)(and for this purposes, any Encumbrance over share capital shall be disregarded in determining the beneficial ownership of such share capital),

and "**controlled**" shall be construed accordingly;

1.4.8 references to a "**guarantee**" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "**guaranteed**" shall be construed accordingly; and

1.4.9 references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2 The Commitment and the Advances

2.1 Agreement to lend

The Bank, relying upon each of the representations and warranties in clause 7, agrees to lend to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to Forty million Dollars ($40,000,000) in up to two (2) Advances.

2.2 Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrowers following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period for such Advance, on which the Borrowers propose such Advance is made. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3 Timing and limitation of Advances

2.3.1 The aggregate amount of the Loan shall not exceed the lesser of Forty million Dollars ($40,000,000) and the amount in Dollars equal to sixty five per cent (65%) of the aggregate of the market values of the Ships as determined pursuant to Part 2 of schedule 2.

2.3.2 Each Advance shall not exceed the lower of (a) Twenty million Dollars ($20,000,000) and (b) the amount in Dollars equal to sixty five per cent (65%) of the market value of the relevant Ship determined in accordance with the valuation of such Ship obtained pursuant to Part 2 of schedule 2.

2.3.3 Each Advance shall be made available to the Borrowers on the Delivery Date of the Ship to be financed by such Advance.

2.3.4 Each Advance shall be made solely for the purpose of financing part of the acquisition cost of the Ship relevant to such Advance pursuant to the relevant Contract.

2.4 Availability

Upon receipt of a Drawdown Notice for an Advance complying with the terms of this Agreement, the Bank shall, subject to the provisions of clause 9, on the Drawdown Date for that Advance, make such Advance available to the Borrowers in accordance with clause 6.2. The Borrowers acknowledge that payment of any Advance or part thereof to the relevant Seller in accordance with clause 6.2, shall satisfy the obligation of the Bank to lend that Advance or part thereof to the Borrowers under this Agreement.

2.5 Termination of Commitment of an Advance

Any part of the Commitment in respect of an Advance which remains undrawn and uncancelled by the Termination Date relevant to such Advance shall thereupon be automatically cancelled.

2.6 Application of proceeds

Without prejudice to the Borrowers' obligations under clause 8.1.2, the Bank shall have no responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

3 Interest and Interest Periods

3.1 Normal interest rate

The Borrowers shall pay interest on each Advance on each Interest Payment Date relevant to such Advance (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of the relevant Interest Period and the subsequent instalments at intervals of three (3) months thereafter or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2 Selection of Interest Periods

The Borrowers may by notice received by the Bank not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, six (6) months or such other period as the Borrowers may select and the Bank may agree in its sole discretion.

3.3 Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1 the first Interest Period in respect of each Advance shall commence on the Drawdown Date in relation to such Advance and each subsequent Interest Period shall commence on the last day of the previous Interest Period for such Advance;

3.3.2 if any Interest Period in respect of an Advance would otherwise overrun a Repayment Date in respect of such Advance, then, in the case of the last Repayment Date for such Advance, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates for such Advance, such Advance shall be divided into parts so that there is one part in the amount of the repayment instalment or instalments due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date for such Advance and another part in the amount of the balance of the Advance having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3 if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4 Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgement) at a rate determined by the Bank pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Bank under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank.

3.5 Notification of Interest Periods and interest rate

The Bank shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6 Market disruption; non-availability

3.6.1 If and whenever, at any time prior to the commencement of any Interest Period the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive) that:

(a) adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b) deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period; or

(c) the cost to the Bank of obtaining such deposits exceeds LIBOR,

the Bank shall forthwith give notice (a "**Determination Notice**") thereof to the Borrowers. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Bank.

3.6.2 During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the "**Alternative Basis**") for maintaining the Loan. The Alternative Basis may at the relevant Bank's sole and unfettered discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin. Each Alternative Basis so certified shall be binding upon the Borrowers, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4 Repayment and prepayment

4.1 Repayment

4.1.1 The Borrowers shall repay the Artful Advance by thirty (30) repayment instalments, one such instalment to be repaid on each of the Repayment Dates relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $462,500 and the amount of the last repayment instalment shall be $6,587,500 (comprising a repayment instalment of $462,500 and a balloon payment of $6,125,000).

4.1.2 The Borrowers shall repay the Longevity Advance by thirty (30) repayment instalments, one such instalment to be repaid on each of the Repayment Dates relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalments (other than the last instalment) shall be $462,500 and the amount of the last repayment instalment shall be $6,587,500 (comprising a repayment instalment of $462,500 and a balloon payment of $6,125,000).

4.1.3 If the Commitment in respect of either Advance is not drawn down in full by the last day of the Drawdown Period relevant to such Advance, the amount of each repayment instalment (including the relevant balloon payment) of such Advance shall be reduced proportionately.

4.2 Voluntary prepayment

The Borrowers may prepay either Advance in whole or part (such part being in an amount of Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)) on any Interest Payment Date relating to the part of the Advance be repaid together with any other amount payable under clause 11.1 and the other provisions of this clause 4 (including the prepayment fee referred to in clause 4.6).

4.3 Prepayment on Total Loss and sale

4.3.1 Before drawdown

On a Ship being sold or becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Bank may result in such Ship being subsequently determined to be a Total Loss) before the Advance in respect of such Ship is drawn down, the obligation of the Bank to make such Advance available shall immediately cease and the Commitment shall be reduced by the amount of such Advance.

4.3.2 Thereafter

(a) If a Mortgaged Ship is sold or becomes a Total Loss, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay an amount equal to the higher of (i) the full amount of the Advance relevant to such Mortgaged Ship and (ii) an amount in Dollars equal to such amount as shall ensure that, immediately after the relevant prepayment, the Security Value shall not be less than the Security Requirement (subject to clause 4.3.2(b)); and

(b) notwithstanding clause 4.3.2(a), if a Mortgaged Ship is sold or becomes a Total Loss and an Event of Default shall have occurred and be continuing, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay such proportion of the Loan as the Bank may require in its absolute discretion.

4.3.3 Defined terms

For the purposes of this clause 4.3:

(a) "**Disposal Reduction Date**" means:

(i) in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; and

(ii) in relation to a Mortgaged Ship which is sold, the date of completion (and immediately prior to completion) of such sale by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price; and

(b) "**Total Loss Reduction Date**" means, in relation to a Mortgaged Ship which has become a Total Loss, the date which is the earlier of:

(i) the date falling ninety (90) days after that on which such Mortgaged Ship became a Total Loss; and

(ii) the date upon which the relevant insurance proceeds are, or Requisition Compensation is, received by the relevant Borrower (or the Bank pursuant to the relevant Ship Security Documents).

4.3.4 Interpretation

For the purpose of this Agreement and the other Security Documents, a Total Loss in respect of a Ship shall be deemed to have occurred:

(a) in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b) in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c) in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d) in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and

(e) in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any person, including by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Borrower of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.4 Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.4.1 accrued interest on the amount to be prepaid to the date of such prepayment;

4.4.2 any additional amount payable under clauses 4.6, 6.6 or 12.2; and

4.4.3 all other sums payable by the Borrowers under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any amounts payable under clause 11.

4.5 Notice of prepayment; reduction of repayment instalments

4.5.1 No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Bank at least five (5) Banking Days prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid, the way that the said amount should be applied against the relevant repayment instalments and shall oblige the Borrowers to make such prepayment on the date specified. In the case of a prepayment pursuant to clauses 4.3 or 8.2.1(a), the Borrowers shall select at least five (5) Banking Days prior to such prepayment being made, the way that the relevant prepayment amount shall be applied against the relevant repayment instalments.

4.5.2 Any amount prepaid pursuant to clause 4.2 shall be applied in the following order:

(a) first in reducing the repayment instalments under clause 4.1 of the Advance (other than the relevant balloon payment) to be prepaid proportionately or in direct order of maturity or in inverse order of maturity (as the Borrower may select);

(b) secondly, in reducing the balloon payment of such Advance; and

(c) thirdly, the remainder (if any) of the relevant amount prepaid:

(i) first in reducing the repayment instalments under clause 4.1 of the other Advance (other than the relevant balloon payment) proportionately or in direct order of maturity or in inverse order of maturity (as the Borrower may select); and

(ii) thereafter, in reducing the balloon payment of such Advance.

4.5.3 Any amount prepaid pursuant to clause 4.3 shall be applied in the following order:

(a) first in reducing the repayment instalments (including the balloon payment of such Advance) under clause 4.1 of the Advance of the Ship lost or sold; and

(b) secondly, in reducing the repayment instalments under clause 4.1 of the other Advance (including the balloon payment of such Advance) in inverse order of maturity.

4.5.4 Any amount prepaid pursuant to clause 8.2.1(a) shall be applied in equal shares between the Advances in reducing the repayment instalments (including the relevant balloon payments) of both Advances in inverse order of maturity.

4.5.5 The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement. No amount prepaid under this Agreement may be re-borrowed.

4.6 Prepayment fee

Any prepayment of all or part of the Loan pursuant to clause 4.2 (in the case of a refinancing by a bank other than the Bank) should be made together with a prepayment fee in Dollars equal to the Relevant Percentage of the amount prepaid. For the purpose of this clause 4.6 "**Relevant Percentage**" means:

(a) for the period commencing on the day of the Agreement and ending on the date falling 12 months after the first Drawdown Date (the "**First Anniversary**"), three per cent (3%);

(b) for the period commencing on the day after the First Anniversary and ending on the date falling 12 months thereafter (the "**Second Anniversary**"), two per cent (2%);

(c) for the period commencing on the day after the Second Anniversary and ending on the date falling 12 months thereafter (the "**Third Anniversary**"), one per cent (1%); and

(d) at any other time after the Third Anniversary, zero per cent (0%).

5 Fees, commitment commission and expenses

5.1 Fees

The Borrowers shall pay to the Bank:

5.1.1 a fee of $240,000 payable on the date of this Agreement; and

5.1.2 on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the earlier of the (a) Drawdown Date of the last Advance and (b) the Termination Date of the last Advance, and on the earlier of such dates, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment), at the rate of zero point six per cent (0.6%) per annum on the daily undrawn amount of the Commitment.

The fee and commitment commission referred to in clause 5.1 shall be payable by the Borrowers to the Bank, whether or not any part of the Commitment is ever advanced and shall be, in each case, non-refundable.

5.2 Expenses

The Borrowers shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank:

5.2.1 in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2 in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents,

together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3 Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4 Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6 Payments and taxes; accounts and calculations

6.1 No set-off or counterclaim

The Borrowers acknowledge that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such bank and in such place as the Bank may from time to time specify for this purpose.

6.2 Payment by the Bank

All sums to be advanced by the Bank to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account specified in the Drawdown Notice for such Advance.

6.3 Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4 Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5 Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

6.6 Grossing-up for Taxes

If at any time the Borrowers or either of them are required to make any deduction or withholding for the account of the Bank in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers or either of them in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrowers or either of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7 Claw-back of Tax benefit

If, following any such deduction or withholding as is referred to in clause 6.6 from any payment by the Borrowers, the Bank shall receive or be granted a credit against or remission for any Taxes payable by it, the Bank shall, subject to the Borrowers having made any increased payment in accordance with clause 6.6 and to the extent that the Bank can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the Bank to obtain any other relief or allowance which may be available to it, reimburse the Borrowers with such amount as the Bank shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Bank (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrowers as aforesaid. Such reimbursement shall be made forthwith upon the Bank certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige the Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this clause 6.8, be entitled to enquire about the Bank's tax affairs.

6.8 Loan account

The Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

7 Representations and warranties

7.1 Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Bank that:

7.1.1 Due incorporation

each of the Borrowers and each of the other Security Parties is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation as a limited liability company or (as the case may be) corporation, has no centre of main interests, permanent establishment or place of business in the United States of America, the UK, the Republic of the Marshall Islands or the Republic of Malta and has power to carry on its

respective business as it is now being conducted and to own its respective property and other assets;

7.1.2 Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the relevant Borrowers' Security Documents to which it is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of either Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3 Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4 No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which either of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which either of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of either of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige either of the Borrowers or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of either of the Borrowers or any other Security Party;

7.1.5 No litigation

no litigation, arbitration, investigation or proceeding (administrative or otherwise) is taking place, pending or, to the knowledge of the officers of either of the Borrowers, threatened against either of the Borrowers or any other Security Party which could have a Material Adverse Effect;

7.1.6 No filings required

save for the registration of each Mortgage under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7 Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Operating Account Pledges), the choice of (i) the law of the relevant Flag State to govern each Mortgage and (ii) Greek law to govern the Operating

Account Pledges, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts, are valid and binding;

7.1.8 No immunity

neither the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9 Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is or is to be a party or the performance by each Security Party of its obligations under the Security Documents or the Underlying Documents to which it is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.10 Shareholdings

each Borrower is a wholly-owned direct Subsidiary of the Corporate Guarantor;

7.1.11 No Material Adverse Effect

no events, conditions, facts or circumstances exist or have arisen or occurred since the date of this Agreement, which have had or could reasonably be expected to have a Material Adverse Effect;

7.1.12 Compliance with laws and regulations

each of the Borrower, the Corporate Guarantor and the Manager is in compliance with the terms and conditions of all laws, regulations, agreements, licenses and concessions material to the carrying on of its business (including in relation to Taxation); and

7.1.13 Solvency

(a) neither of the Borrowers nor any other Relevant Party is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

(b) neither of the Borrowers nor any other Relevant Party by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness;

(c) the value of the assets of each of the Borrowers and the other Relevant Parties is not less than their respective liabilities (taking into account contingent and prospective liabilities); and

(d) no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Indebtedness of the Borrowers or either of them or any other Relevant Party.

7.2 Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to the Bank that:

7.2.1 Pari passu and subordinated indebtedness

(a) the obligations of each Borrower under this Agreement and the obligations of the Corporate Guarantor under the Corporate Guarantee are direct, general and unconditional obligations of such Borrower and the Corporate Guarantor, respectively and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower or, as the case may be, the Corporate Guarantor, with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b) any Indebtedness of either Borrower or the Corporate Guarantor owing to any of its respective shareholders or other members of the Group or any of its Related Companies is subordinated in all respects to the Borrowers' obligations under this Agreement (in the case of the Borrowers) and to the Corporate Guarantor's obligations under the Corporate Guarantee (in the case of the Corporate Guarantor);

7.2.2 No default under other Indebtedness

none of the Security Parties is nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3 Information - full disclosure

the information, exhibits and reports (including in relation to the Initial Charters and the relevant Charterer(s)) furnished by or on behalf of any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading and all expressions of opinions contained therein genuinely reflect the opinions of the directors and the senior management of each Borrower and the Corporate Guarantor and are based on reasonable assumptions do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4 No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5 No Default

no Default has occurred and is continuing;

7.2.6 The Ships

each Ship will, on the Drawdown Date of the Advance relevant to such Ship, be:

(a) in the absolute ownership of the relevant Borrower who will, on and after such Drawdown Date, be the sole, legal and beneficial owner of such Ship;

(b) registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c) operationally seaworthy and in every way fit for service; and

(d) classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

7.2.7 Ships' employment

save under the relevant Initial Charter, neither Ship is nor will, on or before the Drawdown Date of the Advance relevant to such Ship, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Bank and, on or before the Drawdown Date of the Advance relevant to such Ship, there will not be any agreement or arrangement whereby the Earnings of such Ship may be shared with any other person;

7.2.8 Freedom from Encumbrances

neither Ship, nor its Earnings, Insurances or Requisition Compensation nor any of the Operating Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of the Advance relevant to such Ship, subject to any Encumbrance (other than any Permitted Encumbrances);

7.2.9 Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:

(a) the Borrowers and the other Relevant Parties and, to the best of the Borrowers' knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b) the Borrowers and the other Relevant Parties and, to the best of the Borrowers' knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c) neither the Borrowers nor any other Relevant Party nor, to the best of the Borrowers' knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrowers or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10 No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank, there is no Environmental Claim pending or, to the best of the Borrowers' knowledge and belief, threatened against either of the Borrowers or either of the Ships or any other Relevant Party or any other Relevant Ship or to the best of the Borrowers' knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

7.2.11 No potential Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank, there has been no emission, spill, release or discharge of a Pollutant from either of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrowers nor, to the best of the Borrowers' knowledge and belief (having made due enquiry), from any Relevant Ship owned, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12 Copies true and complete

the copies or originals of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.2.13 Borrowers' own account

in relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat "**money laundering**" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005);

7.2.14 DOC and SMC

on the Drawdown Date of the Advance relevant to a Ship, the Operator will have a DOC for itself and an SMC in respect of such Ship; and

7.2.15 ISPS Code

on the Drawdown Date of the Advance relevant to a Ship, the relevant Borrower will have a valid and current ISSC in respect of such Ship and such Ship shall be in compliance with the ISPS Code.

7.3 Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrowers shall:

(a) be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

(b) be deemed to further represent and warrant to the Bank that the then latest audited financial statements delivered to the Bank (if any) under clause 8.1.5 and clause 5.1.4 of the Corporate Guarantee have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group and the financial position of the Borrowers, respectively, as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group and the results of the operations of the Borrowers, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Borrowers nor the Corporate Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8 Undertakings

8.1 General undertakings

The Borrowers jointly and severally undertake with the Bank that, during the Security Period and while all or any part of the Commitment remains outstanding, each Borrower will:

8.1.1 Notice of Default

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is or is to be a party and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2 Consents and licences; compliance with laws and regulations

(a) without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents; and

(b) comply and will procure that the Corporate Guarantor will comply, with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying out of its business;

8.1.3 Use of proceeds

use the Loan or, as the case may be, the Advances for the benefit of the Borrowers and exclusively for the purposes specified in clauses 1.1 and 2.3;

8.1.4 Pari passu and subordination

without prejudice to the provisions of clause 8.3, ensure that:

(a) its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b) its Indebtedness (if any) to its shareholders or its Related Companies is on terms acceptable to the Bank in its absolute discretion and is and shall remain at all times fully subordinated towards its obligations under this Agreement;

8.1.5 Financial statements

prepare or cause to be prepared:

(a) consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by the Group's auditors; and

(b) unaudited balance sheet and profit and loss accounts of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each quarter of each financial year (namely, each 3-month period ending on 31 March, 30 June, 30 September and 31 December of each calendar year),

together with details of all off-balance sheet and time-charter commitments of the Group and, in each case, deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than:

(i) in the case of audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year); and

(ii) in the case of unaudited balance sheet and profit and loss accounts, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 June, 30 September, 31 December and 31 March of each calendar year);

8.1.6 Delivery of reports

deliver to the Bank as many copies as the Bank may reasonably require of every report, circular, notice or like document issued by the Borrower to its shareholders or creditors generally;

8.1.7 Provision of further information

(a) provide the Bank with such financial or other information concerning either Borrower, the other Security Parties and any other member of the Group and their respective affairs, the Initial Charters and any other Charter as the Bank may from time to time reasonably require and keep the Bank advised regularly of all major financial developments in relation to each Borrower, the other Security Parties and the Group and its members including, without prejudice to the generality of the foregoing, any vessel sales or purchases and any new borrowings; and

(b) provide the Bank with all assistance, support, information and materials reasonably required by the Bank at any time in order to:

(i) achieve successful syndication of the facility made available under this Agreement and to prepare an information memorandum (the accuracy of which will be warranted by the Borrowers and the Corporate Guarantor) for the purpose of achieving such syndication; and/or

(ii) achieve a successful securitisation or any other similar transaction involving this Agreement and the Security Documents

and, in doing so, each Borrower shall ensure that:

(A) senior management members and directors of the Corporate Guarantor and the Group participate in any relevant presentations made by the Bank to third parties;

(B) any syndication or securitisation effort by the Bank benefits from the existing banking relationships of the Group; and

(C) any materials provided in accordance with this clause 8.1.7(b) include, without limitation, information relating to the business plans, asset valuations, disposals and other such information pertaining to the Group, its business, affairs and its assets as may be reasonably requested by the Bank provided however that no such information shall be requested or disclosed (A) if such disclosure would constitute a breach of any applicable laws or regulations of any stock exchange, or (B) if such disclosure would be of a commercially sensitive nature the public disclosure of which would be prejudicial to the interests of the Corporate Guarantor;

8.1.8 Valuations and Compliance Certificates

(a) at the same time as the Corporate Guarantor provides the Bank with annual consolidated financial statements of the Group pursuant to clause 8.1.5 of this Agreement or clause 5.1.4 of the Corporate Guarantee (namely, not later than 30 June of each calendar year) and, if a Default has occurred, at any other time as and when the Bank in its absolute discretion shall require, provide the Bank with valuations of each Ship made in accordance with clause 8.2.2; and

(b) at the same time as the Corporate Guarantor provides the Bank with annual consolidated financial statements of the Group pursuant to clause 8.1.5 of this Agreement or clause 5.1.4 of the Corporate Guarantee (namely, on 30 June of each calendar year), deliver to the Bank a Compliance Certificate (including any supporting schedules or other information and evidence as the Bank may require), duly signed by a duly authorised signatory of the relevant Borrower and a duly authorised signatory of the Corporate Guarantor, and otherwise in accordance with clause 5.1.5 of the Corporate Guarantee;

8.1.9 Know your customer information

deliver to the Bank such documents and evidence as the Bank shall from time to time require relating to the verification of identity and knowledge of the Bank's customers and the compliance by the Bank with all necessary "know your customer" or similar checks, always on the basis of applicable laws and regulations or the Bank's own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

8.1.10 Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.11 Compliance with Code

and will procure that any Operator will, comply with and ensure that the Ships and any Operator complies with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.12 Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Bank if there is any threatened or actual withdrawal of such Operator's DOC or the SMC in respect of either of the Ships;

8.1.13 Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Bank upon the issue to either of the Borrowers or any Operator of a DOC and to either of the Ships of an SMC or the receipt by either of the Borrowers or any Operator of notification that its application for the same has been refused;

8.1.14 ISPS Code compliance

and will procure that the Manager or any Operator will:

(a) from the Drawdown Date of the Advance relevant to a Ship and at all times thereafter, maintain a valid and current ISSC in respect of that Ship;

(b) immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Ship; and

(c) procure that from the Drawdown Date of the Advance relevant to a Ship and at all times thereafter, that Ship and any other vessel of the Group complies with the ISPS Code;

8.1.15 Charters

without prejudice to the rights of the Bank under the provisions of the other Security Documents, advise the Bank promptly of any proposed Charter in respect of a Ship (other than the relevant Initial Charter), and:

(a) forthwith after its execution deliver a certified copy of each such Charter to the Bank;

(b) forthwith following demand by the Bank execute in favour of the Bank a Charter Assignment of such Charter and any notice of assignment required in connection therewith and promptly procure the service of any such notice of assignment on the relevant Charterer and the acknowledgement of such notice by the relevant Charterer (including, but without limitation, legal opinions regarding the valid execution and binding effect thereof); and

(c) pay all legal and other costs incurred by the Bank in connection with any such Charter Assignment, notice of assignment and the acknowledgement thereof;

8.1.16 Minimum liquidity

maintain at all times in its Operating Account a cash balance of at least $500,000; and

8.1.17 Capital markets

procure that, in the event that the Corporate Guarantor or any of its Related Companies pursue any securities' offerings, DVB Capital Markets LLC (or any of its Related Companies nominated by the Bank) shall be, immediately and at the outset of the arrangement and process for each such securities' offering, invited by the Corporate Guarantor (or its relevant Related Company) to participate on each such securities offering.

8.2 Security value maintenance

8.2.1 Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Bank shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall within a period of thirty (30) days of receipt by the Borrowers of the Bank's said notice:

(a) prepay such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b) constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clauses 4.4, 4.5.1, 4.5.4 and 4.5.5 shall apply to prepayments under clause 8.2.1(a).

8.2.2 Valuation of Mortgaged Ships

(a) Each Ship shall, for the purposes of this Agreement, be valued in Dollars as and when the Bank shall require (whether for the purpose of testing compliance with clause 8.2.1 or at any other time) by Maritime Strategies unless otherwise advised by the Bank in its

absolute discretion. Each such valuation shall be addressed to the Bank, shall be dated not more than 30 days previously and shall be made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the relevant Ship. Subject to paragraph (b) below, such valuation shall constitute the value of the relevant Ship for the purposes of this clause 8.2 and the other provisions of this Agreement and the other Security Documents.

(b) If the Borrower requests a second valuation within 15 days after the first valuation obtained pursuant to paragraph (a) above, a second valuation of the relevant Ship shall be obtained by the relevant Borrower from another Approved Shipbroker selected by the relevant Borrower or, failing such selection, appointed by the Bank, and made on the same basis as the first valuation under paragraph (a) above. Where such a second valuation is obtained, subject to paragraph (c) below, the arithmetic mean of the two valuations shall constitute the value of the relevant Ship for the purposes of this clause 8.2 and the other provisions of this Agreement and the other Security Documents.

(c) In the event that the said two (2) valuations differ between them by more than ten per cent (10%), then the Bank may, in its sole discretion, obtain a third valuation of the Ship from another Approved Shipbroker selected by the Borrower or, failing such selection, appointed by the Bank, and made on the same basis as the other two valuations for the Ship. The arithmetic mean of the three valuations for the Ship eventually obtained in accordance with this clause shall constitute the value of the Ship for the purposes of this clause 8.2 and the other provisions of this Agreement and the other Security Documents.

(d) The value of each Ship determined in accordance with the provisions of this clause 8.2 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of that Ship.

8.2.3 Information

The Borrowers jointly and severally undertake with the Bank to supply to the Bank and to any such Approved Shipbrokers such information concerning the relevant Mortgaged Ship and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

8.2.4 Costs

All costs in connection with the Bank obtaining up to two (2) sets of valuations per calendar year of each Ship referred to in clause 8.2.2 and any valuation referred to in schedule 2, Part 2, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrowers **Provided however that** if a Default has occurred, the cost of any and all valuations obtained pursuant to clause 8.2.2 shall be borne by the Borrowers.

8.2.5 Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason therefor.

8.2.6 Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Bank shall be entitled to receive such evidence and documents of the kind referred to in schedule 2

as may in the Bank's opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require

8.2.7 Security release

If the Security Value shall at any time exceed the Security Requirement, and the Borrowers shall previously have provided further security to the Bank pursuant to clause 8.2.1(b), the Bank shall, as soon as reasonably practicable after notice from the Borrowers to do so and subject to being indemnified to its satisfaction against the cost of doing so, release any such further security specified by the Borrowers provided that the Bank is satisfied that, immediately following such release, the Security Value shall not be less than the Security Requirement.

8.3 Negative undertakings

The Borrowers jointly and severally undertake with the Bank that, throughout the Security Period and while all or any part of the Commitment remains outstanding, they will not, without the prior written consent of the Bank:

8.3.1 Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Relevant Party or any other person;

8.3.2 No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate reconstruction or redomiciliation of any type;

8.3.3 Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading, but in any event excluding the assets which are subject to the security created by the Security Documents) whether by one or a series of transactions related or not;

8.3.4 Other business

undertake any business other than the ownership and operation of the Ships and the chartering of the Ships to third parties;

8.3.5 Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Ships;

8.3.6 Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Ships;

8.3.7 No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8 Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9 Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (a) pursuant to the Security Documents and (b) for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship;

8.3.10 Loans

make any loans or grant any credit to any person or agree to do so save for normal trade credit in the ordinary course of business;

8.3.11 Sureties

permit any Indebtedness of either Borrower to any person (other than the Bank pursuant to the Security Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship);

8.3.12 Share capital and distribution

purchase or otherwise acquire for value any of its shares or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their respective shareholders **Provided however that** each Borrower shall be entitled to declare or pay cash dividends to its shareholders if no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends, nor would result from the declaration or payment of such dividends;

8.3.13 Subsidiaries

form or acquire any Subsidiaries or make an equity investment in any person;

8.3.14 Change of management of the Ships

appoint any person to carry out the commercial and/or technical management of either of the Ships other than the Manager or terminate either of the Management Agreements or vary or amend the terms thereof;

8.3.15 Constitutional documents

change, amend or vary or permit any change, amendment or variation of, their respective constitutional documents or any change of their respective corporate name;

8.3.16 Auditors and Financial year

change their auditors from those existing on the date of this Agreement or change, permit or agree to any change in, the way of computation of their financial year;

8.3.17 Designated Transactions

enter into any derivative transactions;

8.3.18 Nuclear material or waste

employ a Ship, or allow her employment for, or permit or allow carriage by a Ship of, any nuclear material or nuclear waste; or

8.3.19 Intra-Group transactions

enter into any transactions or agreements with any other member of the Group or any of their respective Related Companies other than on an arm's length basis and for full consideration.

9 Conditions

9.1 Documents and evidence

The obligation of the Bank to make the Commitment available shall be subject to the condition that the Bank, or its duly authorised representative, shall have received:

9.1.1 on or prior to the giving of the Drawdown Notice for the first Advance, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Bank; and

9.1.2 on or prior to the drawdown of each Advance, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Bank.

9.2 General conditions precedent

The obligation of the Bank to make an Advance available shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance, and at the time of the making of such Advance:

9.2.1 the representations and warranties contained in (a) clauses 7.1, 7.2 and 7.3(b) of this Agreement and (b) clause 4 of the Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2 no Default shall have occurred and be continuing or would result from the making of the relevant Advance.

9.3 Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4 Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10 Events of Default

10.1 Events

There shall be an Event of Default if:

10.1.1 **Non-payment**: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security

Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2 **Breach of Insurances and certain other obligations**: either of the Borrowers or, as the case may be, the Manager or any other person fails to obtain and/or maintain the Insurances for either of the Mortgaged Ships in accordance with the requirements of the relevant Security Documents or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any of the Borrowers or any other person or either of the Borrowers commits any breach of or fails to observe any of the obligations or undertakings expressed to be assumed by them under clauses 8.1.16, 8.2 or 8.3 or 8.4 or 8.5 or the Corporate Guarantor commits any breach or fails to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.1.4, 5.2 or 5.3 of the Corporate Guarantee; or

10.1.3 **Breach of other obligations**: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.4 **Misrepresentation**: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5 **Cross-default**: any Indebtedness of any Security Party or any other Relevant Party is not paid when due or any Indebtedness of any Security Party or other Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or any other Relevant Party of a voluntary right of prepayment), or any creditor of any Security Party or any other Relevant Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or any other Relevant Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or other Relevant Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party's or other Relevant Party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or other Relevant Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.6 **Legal process**: any judgment or order made against any Security Party or other Relevant Party is not stayed or complied with within twenty (20) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Relevant Party and is not discharged within twenty (20) days; or

10.1.7 **Insolvency**: any Security Party or other Relevant Party is unable or admits inability to pay its debts as they fall due; or suspends making payments on any of its debts or announces an intention to do so; or becomes insolvent; or has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or any corporate action, legal proceedings or other procedure or step is taken in relation to any of the above; or

10.1.8 **Reduction or loss of capital**: a meeting is convened by any Security Party or other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.9 **Winding up**: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Security Party or other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.10 **Administration**: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Relevant Party or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Relevant Party; or

10.1.11 **Appointment of receivers and managers**: any administrative or other receiver, liquidator, compulsory manager or other similar officer is appointed of any Security Party or other Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Relevant Party; or

10.1.12 **Compositions**: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such person and any of its creditors; or

10.1.13 **Analogous proceedings**: there occurs, in relation to any Security Party or other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party or other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14 **Cessation of business**: any Security Party or other Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.15 **Seizure**: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.16 **Invalidity**: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party or other Relevant Party which is a party thereto, or if any such Security Party or Relevant Party shall deny that it has any, or any further, liability thereunder; or

10.1.17 **Unlawfulness**: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18 **Repudiation**: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19 **Encumbrances enforceable**: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20 **Material Adverse Effect**: any event, condition, fact or circumstance occurs, arises or exists which, in the opinion of the Bank, has had or is reasonably expected to have a Material Adverse Effect; or

10.1.21 **Arrest**: either Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and the relevant Borrower shall fail to procure the release of such Ship within a period of fourteen (14) days thereafter; or

10.1.22 **Registration**: the registration of either Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank or the registration of such Ship is not renewed at least forty five (45) days prior to the expiry of such registration; or

10.1.23 **Unrest**: the Flag State of either Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State of either Ship by unconstitutional means; or

10.1.24 **Environment**: either Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or either of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim; or

10.1.25 **P&I**: either Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.26 **Shareholdings and management**

(a) there is any change in the legal ownership (direct or indirect) of any of the shares in either of the Borrowers from that existing on the date of this Agreement as set out in clause 7.1.10; or

(b) without prejudice to the generality of paragraph (a) above, a Change of Control occurs; or

10.1.27 **Operating Accounts**: moneys are withdrawn from either of the Operating Accounts other than in accordance with clause 14; or

10.1.28 **Manager**: either Ship is managed by a person other than the Manager without the prior written consent of the Bank; or

10.1.29 **Licenses, etc**: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.30 **De-listing:** at any time the shares of the Corporate Guarantor are de-listed or cease to trade on the Nasdaq Stock Market; or

10.1.31 **Material events**: any other event occurs or circumstance arises which, in the reasonable opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any

Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents.

10.2 Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the occurrence of an Event of Default by notice to the Borrowers declare that:

10.2.1 the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2 the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3 Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrowers:

(a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement; or

(b) withdraw such declaration with effect from the date specified in such notice.

11 Indemnities

11.1 Miscellaneous indemnities

The Borrowers shall on demand indemnify the Bank, without prejudice to any of such Bank's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:

11.1.1 any default in payment of any sum under any of the Security Documents when due;

11.1.2 the occurrence of any other Event of Default;

11.1.3 any prepayment or reduction of the Loan or part thereof being made under clauses 4.2, 4.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4 any Advance not being made for any reason (excluding any default by the Bank) after the Drawdown Notice for such Advance has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof or in terminating or reversing or otherwise in connection with, any interest rate and/or currency swap or other derivative transaction or other arrangement entered into by the Bank (whether with another legal entity or with another office or department of the Bank) to hedge any exposure arising under this Agreement or in terminating, reversing or otherwise in connection with, any open position arising under this Agreement.

11.2 Currency indemnity

If any sum due from either of the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "**first**

currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "**second currency**") for the purpose of (a) making or filing a claim or proof against the Borrowers or either of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term "**rate of exchange**" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3 Environmental indemnity

The Borrowers shall indemnify the Bank on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been, or been capable of being, made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4 Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by the Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or the Loan or deposits obtained by it to fund or maintain the whole or part of the Loan and to the extent such cost or loss is not recoverable by such Bank under clause 12.2.

11.5 Waiver

In no event shall the Bank or any of its respective Related Companies or any of their respective officers or directors be liable on any theory or liability for any special, indirect, consequential or punitive damages and each of the Borrowers hereby waives, releases and agrees not to sue upon any such claim for any such damages whether or not accrued and whether or not known or suspected to exist in its favour.

12 Unlawfulness and increased costs

12.1 Unlawfulness

If it is or becomes contrary to any law or regulation for the Bank to make either Advance or to maintain the Commitment or fund the Loan or any part thereof, the Bank shall promptly give notice to the Borrowers whereupon (a) the Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being later than the earliest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2 Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or of compliance by the Bank with any Capital Adequacy Law, is to:

12.2.1 subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2 increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3 reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4 reduce the Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under any of the Security Documents; and/or

12.2.5 require the Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6 require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or the Loan from its capital for regulatory purposes,

then and in each such case (subject to clause 12.3):

(a) the Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b) the Borrowers shall on demand, pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.

For the purposes of this clause 12.2 "**holding company**" means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3 Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13 Security, set-off and pro-rata payments

13.1 Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1, shall be applied in the following manner:

13.1.1 first, in or towards payment of all unpaid costs and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2 secondly, in or towards payment of any unpaid fees and commitment commission payable to the Bank;

13.1.3 thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.4 fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.5 fifthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.6 sixthly, in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

13.1.7 seventhly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2 Set-off

13.2.1 The Borrowers authorise the Bank (without prejudice to the Bank's rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which the Borrowers or either of them is then entitled standing upon any account of the Borrowers or either of them with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrowers or either of them to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2 The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrowers forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13.2.3 Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3 Further assurance

The Borrowers jointly and severally undertake with the Bank that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4 Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers' Security Documents, the provisions of this Agreement shall prevail.

14 Operating Accounts

14.1 General

The Borrowers jointly and severally undertake with the Bank that they will:

14.1.1 on or before the Drawdown Date of the first Advance to be drawn down, open each of the Operating Accounts; and

14.1.2 procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower's Ship shall, unless and until the Bank directs to the contrary pursuant to the relevant Ship Security Documents, be paid to the such Borrower's Operating Account, Provided however that if any of the moneys paid to either of the Operating Accounts are payable in a currency other than Dollars, each Borrower shall procure that the Account Bank shall converts such moneys into Dollars at the Account Bank's spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term "**spot rate of exchange**" shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2 Operating Accounts: withdrawals

Unless the Bank otherwise agrees in writing, neither Borrower shall be entitled to withdraw any moneys from its Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, each Borrower may withdraw moneys from its Operating Account provided that the amount standing to the credit of the relevant Operating Account will after such withdrawal be no less than $500,000, for the following purposes:

14.2.1 to pay any amount to the Bank in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents;

14.2.2 to pay the proper and reasonable expenses of its Ship (including management fees under each Management Agreement);

14.2.3 to pay the proper and reasonable expenses of administering its affairs; and

14.2.4 to the extent not prohibited by the other provisions of this Agreement to pay cash dividends and distributions to its shareholders.

14.3 Application of Operating Accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of the Operating Accounts (or either of them) (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.4 Pledging of Operating Accounts

The Operating Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Operating Account Pledges.

15 Assignment, transfer and lending office

15.1 Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrowers and their respective successors in title.

15.2 No assignment by Borrowers

Neither Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3 Assignment by Bank

The Bank may assign all or any part of its rights under this Agreement or under any of the other Security Documents to any other bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any special purpose vehicle (including without limitation,

by way or for the purpose of securitisation or other similar transaction in relation to this Agreement) or to any other person whatsoever ("**Assignee**") without the consent of the Borrowers.

15.4 Transfer

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents, to any other bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any special purpose vehicle (including without limitation, by way or for the purpose of securitisation or other similar transaction in relation to this Agreement) or to any other person whatsoever ("**Transferee**") without the consent of the Borrowers provided however that the Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Bank's obligations under this Agreement.

15.5 Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clauses 15.3 or 15.4, the Borrowers jointly and severally undertake, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the assignee or Transferee all or the relevant part of the Bank's interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6 Sub-participation

The Bank may grant or sell one or more participations in the whole or any part of its rights in respect of the Loan in such manner and upon and subject to the terms and conditions as the Bank, in its sole discretion, thinks fit without the consent of, or notice to, the Borrowers.

15.7 Lending office

The Bank shall lend through its office at the address specified above or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement. If the office through which the Bank is lending is changed pursuant to this clause 15.7, the Bank shall notify the Borrowers promptly of such change.

15.8 Disclosure of information

The Bank may disclose to any of its Related Companies and to the following other persons:

15.8.1 any person to (or through) whom the Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

15.8.2 any person with (or through) whom the Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Security Parties;

15.8.3 any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

15.8.4 each Seller, Charterer, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person's employ or duties;

15.8.5 auditors, insurance and reinsurance brokers, insurers and reinsurers or other professional advisers (including legal advisers);

15.8.6 any person who has entered into a confidentiality undertaking substantially in a recommended form of the Loan Market Association;

15.8.7 any other person who may propose entering or may enter into contractual relations with the Bank,

any information about the Security Parties, this Agreement, the other Security Documents and the Ships as the Bank shall reasonably consider appropriate in connection with the performance by the Security Parties of their obligations (including, without limitation, any insolvency events), and the enforcement by the Bank of its rights (including, without limitation, the enforcement of any security), under this Agreement and the Security Documents or for the purposes of achieving a successful securitisation or other similar transaction or for any other reason whatsoever the Bank decides to proceed with such disclosure.

16 Notices and other matters

16.1 Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

16.1.1 be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2 be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3 be sent:

(a) if to the Borrowers or either of them at:

c/o Globus Shipmanagement Corp.
128 Vouliagmenis Avenue
166 74 Glyfada
Greece

Fax No: +30 210 960 8352
Attn: Mr George Karageorgiou

(b) if to the Bank at:

For credit matters:

DVB Bank SE, Frankfurt
Platz der Republik 6
D-60325 Frankfurt am Main
Federal Republic of Germany

Fax No: +49 69 9750 4526
Attention: LAM Frankfurt

with a copy to:

DVB Bank SE
Representative Office Greece
95 Akti Miaouli
185 38 Piraeus
Greece

Fax No: +30 210 455 7420
Attention: Dry Bulk Group

For Loan Administration Matters:

DVB Bank SE
Park House
6th Floor
16-18 Finsbury Circus
London EC2M 7EB
England

Fax No:	+ 44 207 256 4352
Attention:	LAM London

or, in each case, to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

16.2 No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3 English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank or any of them shall be entitled to rely.

16.4 Borrowers' obligations

16.4.1 Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrower which is intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrower, whether or not the deficiency is known to the Bank.

16.4.2 Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Bank may also continue to treat it as such, whether or not it becomes aware that such Borrower is or has become a surety for the other Borrower.

16.4.3 Indemnity

The Borrowers hereby agree jointly and severally to keep the Bank fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of either Borrower to perform or discharge any purported obligation or liability of the other Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrower on any ground whatsoever, whether or not known to the Bank including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party).

16.4.4 Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:

(a) the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of either Borrower or any other person liable;

(b) the Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, either Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from either Borrower or any other person liable; or

(c) anything done or omitted which but for this provision might operate to exonerate the Borrowers or either of them.

16.4.5 Recourse to other security

The Bank shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against either Borrower or any other person liable and no action taken or omitted by the Bank in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

16.4.6 Waiver of Borrowers' rights

Each Borrower agrees with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Bank:

(a) exercise any right of subrogation, reimbursement and indemnity against the other Borrower or any other person liable under the Security Documents;

(b) demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrower or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or

any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c) take any steps to enforce any right against the other Borrower or any other person liable in respect of any such moneys; or

(d) claim any set-off or counterclaim against the other Borrower or any other person liable or claiming or proving in competition with the Bank in the liquidation of the other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrower or any other person liable or any other Security Document now or hereafter held by the Bank for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of the other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Bank shall deem appropriate.

17 Governing law and jurisdiction

17.1 Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by and shall be construed in accordance with English law.

17.2 Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement and/or any non-contractual obligations connected with this Agreement against the Borrowers or either of them or any of their respective assets may be brought in the English courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs Saville & Co at present of One Carey Lane, EC2V 8AE, London, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrowers or either of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or either of them may have against the Bank arising out of or in connection with this Agreement and/or any non-contractual obligations connected with this Agreement.

17.3 Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Form of Drawdown Notice

(referred to in clause 2.4)

To: DVB Bank SE
Platz der Republik 6
D-60325 Frankfurt am Main
Federal Republic of Germany

[•] 20[•]

U.S.$40,000,000 Loan - Loan Agreement dated [•] 2011 (the "Loan Agreement")

We refer to the Loan Agreement and hereby give you notice that we wish to draw down the [•] [•] Advance[s] namely $[•] on [•] 20[•] and select [a first Interest Period in respect thereof of [•] months] [the first interest period in respect hereof to expire on [•] 20[•]]. The funds should be credited to **[name and number of account]** with **[details of bank in New York City]**.

We confirm that:

(a) no event or circumstance has occurred and is continuing which constitutes a Default;

(b) the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Loan Agreement and (ii) clause 4 of the Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c) the borrowing to be effected by the drawdown of such Advance[s] will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(d) there has been no material adverse change in our financial position or our business or in the financial position or the business of any other Security Party or any other member of the Group, from that described by us to the Bank in the negotiation of the Loan Agreement; and

(e) we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purpose specified in the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

....
For and on behalf of
ARTFUL SHIPHOLDING S.A.

....
For and on behalf of
LONGEVITY MARITIME LIMITED

Schedule 2
Documents and evidence required as conditions precedent to the Loan being made

(referred to in clause 9.1)

Part 1

1 Constitutional documents

Copies, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2 Corporate authorisations

copies of resolutions of the directors and, if required, stockholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified (in a certificate dated no earlier than the date of this Agreement) by an officer of such Security Party as:

(a) being true and correct;

(b) being duly passed at meetings of the board of the directors of such Security Party or such other party and, if required, of the stockholders of such Security Party or such other party each duly convened and held;

(c) not having been amended, modified or revoked; and

(d) being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3 Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4 Certificates of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5 Borrowers' consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Borrowers that no consents, authorisations, licences or approvals are necessary for that Borrower to authorise or are required by that Borrower in connection with the borrowing by that Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of that Borrower's Security Documents;

6 Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrowers) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrowers of the Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7 Certified copies of the Underlying Documents

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Borrower of each Contract, Initial Charter and the Artful Charter Guarantee, provided always that the Initial Charters and the Artful Charter Guarantee to be in form and substance, and otherwise on terms satisfactory to the Bank in all respects;

8 Security Documents

the Corporate Guarantee and the Operating Account Pledges (each together with the other documents to be delivered to the Bank pursuant thereto), each duly completed and executed by the relevant Security Party;

9 Operating Accounts

evidence that the Operating Accounts have been opened and duly completed mandate forms in respect thereof have been delivered to the Bank;

10 Fees and commitment commission

evidence that any fees and commitment commission due by the Borrowers to the Bank pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full;

11 Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Bank to perfect the security contemplated by the Security Documents to be executed under this Part 1;

12 Marshall Islands opinion

an opinion of Messrs. Reeder & Simpson P.C., special legal advisers to the Bank on matters of Marshall Islands law;

13 Maltese opinion

An opinion of Ganado & Associates, Advocates, special legal advisers to the Bank on matters of Maltese law;

14 Greek opinion

an opinion of Norton Rose LLP, special legal advisers to the Bank on matters of Greek law;

15 Further opinions

any such further opinion as may be required by the Bank;

16 Borrowers' process agent

a letter from each Borrower's agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Documents referred to in this Part 1 and in which it is or is to be appointed as such Borrower's agent;

17 Security Parties' process agent

a letter from each other Security Party's agent for receipt of service of proceedings referred to in each of the Security Documents referred to in this Part 1 and to which such Security Party is a party accepting its appointment under each such Security Document; and

18 "Know your customer"

such documentation and other evidence as is requested by the Bank in order for the Bank to carry out and be satisfied with the results of all necessary "know your client" or other checks which the Bank is required to carry out under any applicable law or legislation or by any regulatory or financial services authority (including in the European Union or the U.S.A.), in relation to the transactions contemplated by this Agreement and to the identity of any parties to this Agreement and their directors, members of the board of directors, officers, shareholders and ultimate beneficial owners.

Part 2

1 Drawdown notice

The Drawdown Notice in respect of the relevant Advance duly executed;

2 Conditions precedent

evidence that the conditions precedent set out in Part 1 of schedule 2 remain fully satisfied;

3 Ship conditions

evidence that the Ship relevant to such Advance:

(i) Registration and Encumbrances

is registered in the name of the relevant Borrower through the relevant Registry under the laws and flag of the relevant Flag State and that such Ship and its Earnings, Insurances and Requisition Compensation are free of Encumbrances; and

(ii) Classification

maintains the relevant Classification free of all requirements and overdue recommendations of the relevant Classification Society (and both such Classification and such Classification Society have been verified and confirmed in writing by the relevant Borrower to the Bank not later than 15 days before the proposed Drawdown Date); and

(iii) Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Ship), with the names of the insurance companies and/or underwriters and/or brokers through the relevant Borrower is intending to effect such insurances and the terms of such insurances, having been notified in writing by the relevant Borrower to the Bank not later than 15 days before the proposed Drawdown Date;

(iv) Charter

(if available) has been delivered for service under the Initial Charter and has been accepted for service thereunder by the relevant Charterer;

4 Title and no Encumbrances

(a) evidence that the transfer of title to the Ship relevant to such Advance from the relevant Seller to the relevant Borrower has been duly recorded with the relevant Registry and there are no Encumbrances (other than Permitted Encumbrances); and

(b) evidence that the prior registration of such Ship in the name of the relevant Seller has been or within a period of fifteen days following the Delivery Date of such Ship, will be cancelled and that no Encumbrances are registered against such Ship on such prior register;

5 Fees and commissions

payment of any fees and commissions due by the Borrowers pursuant to clause 5.1 or any other provision of the Security Documents;

6 Bill of sale and delivery documents

a copy, certified as a true and complete copy by an officer of the Borrowers, of a duly executed and notarised/legalised bill of sale in respect of the Ship relevant to such Advance evidencing the full Contract Price for such Ship and the other delivery documents duly executed and exchanged pursuant to the relevant Contract;

7 Readiness and payment of Contract Price

evidence that the Ship relevant to such Advance is in all respects ready for delivery pursuant to the relevant Contract and that the relevant Contract Price for such Ship has been paid in full;

8 Security Documents

in respect of the Ship relevant to such Advance, the Mortgage, the Deed of Covenant, the Charter Assignment in respect of the Initial Charter of such Ship and the Manager's Undertaking, together with the other documents to be delivered to the Bank pursuant thereto, each duly executed and delivered;

9 Notices of assignment

duly executed notices of assignment in the forms prescribed by the Ship Security Documents for the Ship relevant to such Advance;

10 Mortgage registration

evidence that the Mortgage in respect of the Ship relevant to such Advance has been registered against such Ship through the relevant Registry under the laws and flag of the relevant Flag State;

11 Borrowers' process agent

a letter from the agent of the Borrower owning the Ship relevant to such Advance, for receipt of service of proceedings referred to in each of the relevant Ship Security Documents in which it is or is to be appointed as such Borrower's agent, accepting its appointment thereunder;

12 Manager's process agent

a letter from the Manager's agent for receipt of service of proceedings referred to in the Manager's Undertaking for the Ship relevant to such Advance, accepting its appointment thereunder;

13 Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Bank to perfect the security contemplated by the Security Documents referred to in this Part 2;

14 Insurance opinion

an opinion from insurance consultants to the Bank (at the cost of the Borrowers), on the insurances effected or to be effected in respect of the Ship relevant to such Advance, upon and following the Drawdown Date of such Advance;

15 Certified Management Agreement

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of such Advance) as a true and complete copy by an officer of the relevant Borrower, of the relevant Management Agreement;

16 Valuation

a valuation of the Ship relevant to such Advance (dated not earlier than twenty one (21) days prior to the Drawdown Date of such Advance) prepared by one, two or three (as the case may be) of the Approved Shipbrokers and made (at the cost of the Borrowers) on the basis and in the manner specified in clause 8.2.2;

17 Minimum liquidity

not later than fifteen (15) days following the Drawdown Date of such Advance, evidence that an amount of $500,000, is standing to the credit of the Operating Account for the Ship relevant to such Advance;

18 DOC and application for SMC

a certified copy of the DOC issued to the Operator of the Ship relevant to such Advance and either (i) a certified copy of the SMC for such Ship or (ii) evidence satisfactory to the Bank that the Operator has applied to the relevant Regulatory Agency for an SMC for such Ship to be issued pursuant to the Code within any time limit required or recommended by such Regulatory Agency;

19 ISPS Code compliance

(a) evidence satisfactory to the Bank that the Ship relevant to such Advance is subject to a ship security plan which complies with the ISPS Code; and

(b) a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of such Advance) as a true and complete copy by an officer of the relevant Borrower of the ISSC for such Ship (or an application in respect thereof);

20 Certificates

evidence satisfactory to the Bank that the Ship relevant to such Advance is free from nuclear material or nuclear waste;

21 Survey report

if required by the Bank, a survey report from surveyors appointed by the Bank, prepared following a physical inspection made by them of the Ship relevant to such Advance evidencing that such Ship is in a condition satisfactory to the Bank and maintains specifications in all respects acceptable to the Bank;

22 Marshall Islands opinion

an opinion of Messrs. Reeder & Simpson P.C., special legal advisers to the Bank on matters of Marshall Islands law;

23 Maltese opinion

an opinion of Ganado & Associates, Advocates, special legal advisers to the Bank on matters of Maltese law;

24 Further opinions

such further opinions as the Bank may require; and

25 Further conditions precedent

such further conditions precedent as the Bank may require.

SIGNED by Nikolaos Kalapotharakos)
for and on behalf of)
ARTFUL SHIPHOLDING S.A.)
as Borrower)

Attorney-in-fact

SIGNED by Nikolaos Kalapotharakos)
for and on behalf of)
LONGEVITY MARITIME LIMITED)
as Borrower)

Attorney-in-fact

SIGNED by Evangelia Platsidaki)
for and on behalf of)
DVB BANK SE)
as Bank)

Attorney-in-fact

Private & Confidential

Dated 20 June 2011

GLOBUS MARITIME LIMITED	**(1)**
and	
DVB BANK SE	**(2)**

CORPORATE GUARANTEE

NORTON ROSE

Contents

THIS GUARANTEE is dated 20 June 2011 and made **BETWEEN**:

(1) **GLOBUS MARITIME LIMITED** of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the "**Guarantor**"); and

(2) **DVB BANK SE** (the "**Bank**").

WHEREAS:

(A) by a loan agreement dated 20 June 2011 (the "**Agreement**") made between Artful Shipholding S.A. and Longevity Maritime Limited as joint and several borrowers (herein and therein, together the "**Borrowers**") and the Bank as lender, the Bank agreed (*inter alia*) to advance by way of loan to the Borrowers, upon the terms and conditions therein contained, the principal sum of up to Forty million Dollars ($40,000,000); and

(B) the execution and delivery of this Guarantee is one of the conditions precedent to the Bank making the Commitment available under the Agreement and this Guarantee is the Corporate Guarantee referred to in the Agreement.

IT IS AGREED as follows:

1 Interpretation

1.1 Defined expressions

In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Agreement and used in this Guarantee shall have the same meaning where used in this Guarantee.

1.2 Definitions

In this Guarantee, unless the context otherwise requires:

"**Accounting Information**" means (a) the annual audited consolidated financial statements of the Group and (b) the quarterly unaudited balance sheet and profit and loss accounts of the Group, each as provided or (as the context may require) to be provided to the Bank in accordance with clause 5.1.4;

"**Accounting Period**" means (a) each financial year of the Guarantor and (b) each quarter of each financial year of the Guarantor, for which Accounting Information is required to be delivered pursuant to this Guarantee;

"**Applicable Accounting Principles**" means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

"**Bank**" means DVB Bank SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Guarantee through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany and includes its successors in title;

"**Cash**" means, at any relevant time:

(a) cash in hand legally and beneficially owned by any member of the Group; and

(b) cash deposits legally and beneficially owned by any member of the Group,

which in each case:

(1) is free from any Encumbrance;

(2) is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

(3) in the case of cash in hand or cash deposits held by a member of the Group which is not a Borrower, is (in the opinion of the Bank, based upon such documents and evidence as the Bank may require the Borrowers to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable, of being paid without restriction to the Guarantor, within five (5) Banking Days of its request or demand therefor, either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon), in respect of an inter-company loan from the Guarantor to that member of the Group,

Provided however that restricted cash of the Group which represents minimum liquidity required to be maintained under borrowing arrangements shall be taken into account as "Cash" if and for as long as it is free from Encumbrances;

"**Collateral Instruments**" means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or either of them or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

"**Compliance Certificate**" means a certificate in the form set out in schedule 1;

"**Fleet Market Value**" means, as of the date of calculation, the aggregate of the market value of:

(a) the Ships, as most recently determined pursuant to valuations obtained by the Bank (at the cost and expense of the Borrowers) and made in accordance with the provisions of clauses 8.1.8 and 8.2.2 of the Agreement; and

(b) all other Fleet Vessels, as most recently determined pursuant to valuations made available to the Bank (at the cost and expense of the Borrowers or the Guarantor) pursuant to clauses 5.1.5 and 5.3.5;

"**Fleet Vessels**" means all the vessels (including, but not limited to, the Ships, but excluding vessels under construction which are not yet delivered to a member of the Group) from time to time owned by the members of the Group and "**Fleet Vessel**" means each of them;

"**Group**" means the Guarantor and its Subsidiaries from time to time and "**member of the Group**" shall be construed accordingly;

"**Guarantee**" includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee;

"**Guaranteed Liabilities**" means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in clause 2.1;

"**Guarantor**" includes the successors in title of the Guarantor;

"**Incapacity**" means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity whatsoever of that person (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

"**Market Value Adjusted Total Assets**" means, at any relevant time, the total assets of the Group (as shown in, and calculated in accordance with, the then most recent Accounting Information) adjusted to take account of the difference between the aggregate book values of the Fleet Vessels and the Fleet Market Value at that time;

"**Material Adverse Effect**" means a material adverse effect:

(a) on the business, assets, nature of assets, operations, prospects, liabilities or condition (financial or otherwise) of any Security Party, any member of the Group or the Group as a whole; or

(b) on the ability of the Borrowers or either of them, the Guarantor or any other Security Party to comply with any of their respective obligations under the Security Documents or any of them; or

(c) on the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Bank thereunder; or

(d) in any Relevant Jurisdiction (or any of the financial markets thereof);

"**Relevant Jurisdiction**" means any jurisdiction in which or where the Guarantor is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"**Security Period**" means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

"**Tangible Net Worth**" means, as at any relevant time, the issued share capital of the Guarantor plus reserves of the Group, each as shown in the most recent Accounting Information at that time but:

(a) after adding (i) any credit balance on the Guarantor's relevant consolidated profit and loss account (known as "Retained Earnings") and (ii) in the event that the Fleet Market Value exceeds the aggregate of the book values of the Fleet Vessels as shown in the relevant Accounting Information, the relevant excess; and

(b) after subtracting:

    (i) any debit balance on the Guarantor's relevant consolidated profit and loss account (known as "Retained Losses");

    (ii) any amount shown in the relevant Accounting Information for goodwill, including on consolidation, or any other intangible property;

    (iii) distributions or proposed distributions not provided for in the relevant Accounting Information; and

    (iv) in the event that the Fleet Market Value is less than the aggregate of the book values of the Fleet Vessels as shown in the relevant Accounting Information, the relevant shortfall; and

"**Total Liabilities**" means, at any relevant time, the sum of "Total Liabilities" of the Group as shown in the most recent Accounting Information at that time.

1.3 Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4 Construction of certain terms

In this Guarantee, unless the context otherwise requires:

1.4.1 references to clauses are to be construed as references to the clauses of this Guarantee;

1.4.2 references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3 words importing the plural shall include the singular and vice versa;

1.4.4 references to a time of day are to London time;

1.4.5 references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.6 references to a "**guarantee**" include references to an indemnity or other assurance against financial loss including, without limitation, any obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "**guaranteed**" shall be construed accordingly; and

1.4.7 references to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended.

2 Guarantee

2.1 Covenant to pay

In consideration of the Bank making or continuing loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrowers or either of them pursuant to the Agreement, the Guarantor hereby irrevocably guarantees to pay to the Bank, on demand, all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Borrowers or either of them to the Bank under or pursuant to the Agreement and/or the other Security Documents or any of them when the same become due for payment or discharge whether by acceleration or otherwise, and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Bank purchased or otherwise acquired by it, denominated in Dollars or in any other currency, or incurred on any banking account or in any other manner whatsoever.

Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Bank in relation to any such moneys, obligations or liabilities or generally in respect of the Borrowers or either of them, the Guarantor or any Collateral Instrument.

2.2 Guarantor as principal debtor; indemnity

As a separate and independent stipulation, the Guarantor agrees that if any purported obligation or liability of the Borrowers or either of them which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrowers or either of them on any ground whatsoever whether or not known to the Bank (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrowers or either of them or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrowers or either of them) the Guarantor shall nevertheless be liable to the Bank in respect of that purported obligation or

liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Bank fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Borrowers or either of them to perform or discharge any such purported obligation or liability.

2.3 Statements of account conclusive

Any statement of account, signed as correct by an officer of the Bank, showing the amount of the Guaranteed Liabilities shall, in the absence of material error, be binding and conclusive on and against the Guarantor.

2.4 No security taken by Guarantor

The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities have been paid or discharged in full, it will not take or receive, the benefit of any security from the Borrowers or either of them or any other person in respect of its obligations under this Guarantee.

2.5 Interest

The Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 3.4 of the Agreement which shall apply to this Guarantee *mutatis mutandis*. Such interest shall be compounded at the end of each period determined for this purpose by the Bank in the event of it not being paid when demanded but without prejudice to the Bank's right to require payment of such interest.

2.6 Continuing security and other matters

This Guarantee shall:

2.6.1 secure the ultimate balance from time to time owing to the Bank by the Borrowers or either of them and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

2.6.2 be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Bank; and

2.6.3 not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Bank dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.7 Liability unconditional

The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

2.7.1 the Incapacity or any change in the name, style or constitution of the Borrowers or either of them or any other person liable;

2.7.2 the Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrowers or either of them or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrowers or either of them or any other person liable; or

2.7.3 any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.8 Collateral Instruments

The Bank shall not be obliged to make any claim or demand on the Borrowers or either of them or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before the Bank enforcing this Guarantee and no action taken or omitted by the Bank in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Bank be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

2.9 Waiver of Guarantor's rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Bank, it will not:

2.9.1 exercise its rights of subrogation, reimbursement and indemnity against the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities;

2.9.2 demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Guarantor from the Borrowers or either of them or from any other person liable in respect of any Guaranteed Liabilities or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

2.9.3 take any step to enforce any right against the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities; and

2.9.4 claim any set-off or counterclaim against the Borrowers or either of them or any other person liable or claim or prove in competition with the Bank in the liquidation of the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities or have the benefit of, or share in, any payment from or composition with, the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities or any other Collateral Instrument now or hereafter held by the Bank for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of the Borrowers or either of them or any other person liable in respect of any Guaranteed Liabilities on terms that the benefit of such proof and of all moneys received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Bank shall deem appropriate.

2.10 Suspense account

Any moneys received in connection with this Guarantee (whether before or after any Incapacity of the Borrowers or either of them or the Guarantor) may be placed to the credit of a suspense account with a view to preserving the rights of the Bank to prove for the whole of their claims against the Borrowers or either of them or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities as the Bank may from time to time conclusively determine in its absolute discretion.

2.11 Settlements conditional

Any release, discharge or settlement between the Guarantor and the Bank shall be conditional upon no security, disposition or payment to the Bank by the Borrowers or either of them or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Bank shall be entitled to enforce this

Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.12 Guarantor to deliver up certain property

If, contrary to clauses 2.4 or 2.9, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Bank and shall be delivered to the Bank on demand.

2.13 Retention of this Guarantee

The Bank shall be entitled to retain this Guarantee after as well as before the payment or discharge of all the Guaranteed Liabilities for such period as the Bank may determine.

3 Payments and Taxes

3.1 No set-off or counterclaim

All payments to be made by the Guarantor under this Guarantee shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 3.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Bank as it may specify in writing to the Guarantor.

3.2 Grossing up for Taxes

If at any time the Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due under this Guarantee for the account of the Bank, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.3 Currency indemnity

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the "**first currency**") in which the same is payable under this Guarantee or under such order or judgment into another currency (the "**second currency**") for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 3.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term "**rate of exchange**" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4 Representations and warranties

4.1 Continuing representations and warranties

The Guarantor represents and warrants to the Bank that:

4.1.1 Due incorporation

the Guarantor is duly incorporated and validly existing in goodstanding under the laws of the Republic of the Marshall Islands as a Marshall Islands corporation, has no centre of main interests, permanent establishment or place of business in the Republic of the Marshall Islands, the UK or the United States of America and has power to carry on its business as it is now being conducted and to own its property and other assets;

4.1.2 Corporate power to guarantee

the Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;

4.1.3 Binding obligations

this Guarantee constitutes valid and legally binding obligations of the Guarantor enforceable in accordance with its terms;

4.1.4 No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Guarantor's constitutional documents or (iv) result in the creation or imposition of or oblige the Guarantor to create any Encumbrance on any of the Guarantor's undertaking, assets, rights or revenues;

4.1.5 No litigation

no litigation, arbitration or proceeding (administrative or otherwise) is taking place, pending or, to the knowledge of the officers of the Guarantor, threatened against the Guarantor which could have a Material Adverse Effect;

4.1.6 Financial statements correct and complete

the consolidated financial statements of the Group in respect of the financial year ended on 31 December 2010 as delivered to the Bank have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at such date and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, no member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

4.1.7 No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee

and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.8 Choice of law

the choice of English law to govern this Guarantee and the submission by the Guarantor to the non-exclusive jurisdiction of the English courts are valid and binding;

4.1.9 No immunity

neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

4.1.10 Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Guarantor to authorise, or required by the Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by the Guarantor of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

4.1.11 Shareholdings

each of the Borrowers is a wholly-owned direct Subsidiary of the Guarantor and 35% of the issued shares in the Guarantor is legally and ultimately beneficially owned by the Disclosed Persons; and

4.1.12 No material adverse change

No events, conditions, facts of circumstances exist or have arisen or occurred since the date of this Guarantee, which have had or could reasonably expected to have a Material Adverse Effect.

4.2 Initial representations and warranties

The Guarantor further represents and warrants to the Bank that:

4.2.1 Pari passu

(a) the obligations of the Guarantor under this Guarantee are direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b) any Indebtedness of the Guarantor owning to any of its shareholders or other members of the Group or any of its Related Companies is subordinated in all respects to the Guarantor's obligations under the Corporate Guarantee;

4.2.2 No default under other Indebtedness

the Guarantor is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

4.2.3 Information

the information, exhibits and reports furnished by the Guarantor to the Bank in connection or with the negotiation and preparation of this Guarantee are true and accurate in all material respects and not misleading and all expressions of opinions contained therein genuinely reflect the opinions of the directors and the senior management of the Guarantor and are based on reasonable assumptions, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

4.2.4 No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or any document or instrument to be executed or delivered under this Guarantee; and

4.2.5 No Default

no Default has occurred and is continuing.

4.3 Repetition of representations and warranties

On and as of each day from the date of this Guarantee until the last day of the Security Period, the Guarantor shall be deemed to repeat the representations and warranties in clause 4.1 as if made with reference to the facts and circumstances existing on each such day.

5 Undertakings

5.1 General

The Guarantor undertakes with the Bank that, from the date of this Guarantee and at all times during the Security Period, it will:

5.1.1 Notice of default

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Guarantee and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

5.1.2 Consents and licences; compliance with laws and regulations

without prejudice to clause 4.1:

(a) obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Guarantee;

(b) comply with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying out of its business;

5.1.3 Pari passu and subordination

(a) ensure that its obligations under this Guarantee shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b) its Indebtedness (if any) to its shareholders or any other Group member or any of its Related Companies is on terms acceptable to the Bank in its absolute discretion and is and shall remain at all times fully subordinated towards its obligations under this Guarantee;

5.1.4 Financial statements

prepare or cause to be prepared:

(a) (commencing with the financial year ending on 31 December 2011) consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by the Group's auditors; and

(b) unaudited balance sheet and profit and loss accounts of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each quarter of each financial year (namely, each 3-month period ending on 31 March, 30 June, 30 September and 31 December of each calendar year),

together with details of all off-balance sheet and time-charter commitments of the Group and, in each case, deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than:

(i) in the case of annual audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year); and

(ii) in the case of unaudited balance sheet and profit and loss accounts, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 June, 30 September, 31 December and 31 March of each calendar year);

5.1.5 Compliance Certificate and valuations

(a) deliver to the Bank, a Compliance Certificate (including any supporting schedules or other information and evidence as the Bank may require) for the relevant Accounting Periods executed by a duly authorised signatory of each Borrower and a member of the board of managers and a duly authorised signatory of the Guarantor, at the time when any consolidated financial statements of the Group are delivered to the Bank in accordance with clause 8.1.5 of the Agreement and clause 5.1.4 and, if a Default has occurred, at any other time as and when the Bank in its absolute discretion shall require;

(b) deliver or cause to be delivered to the Bank valuations of each Fleet Vessel prepared in accordance with, and in the manner specified in, clause 5.3.5 (at the expense of the Guarantor) at the time when any consolidated financial statements of the Group are delivered to the Bank in accordance with clause 8.1.5 of the Agreement and clause 5.1.4, and prepared as at the date to which the relevant financial statements which they accompany are drawn up and, if a Default has occurred, at any other time as and when the Bank in its absolute discretion shall require;

5.1.6 Provision of other information

(a) provide the Bank with such financial and other information concerning the Guarantor, the Group and their respective affairs as the Bank may from time to time reasonably require and shall promptly advise the Bank of all major financial developments in relation to the Manager, the Guarantor, the Borrowers, the Group, any other member of the Group and their Related Companies including, without prejudice to the generality of the foregoing, any vessel sales or purchases and any new borrowings;

(b) provide the Bank with all assistance, support, information and materials reasonably required by the Bank at any time in order to:

(i) achieve successful syndication of the facility made available under the Loan Agreement and to prepare an information memorandum (the accuracy of which will be warranted by the Borrowers and the Guarantor) for the purpose of achieving such syndication; and/or

(ii) achieve a successful securitisation or any other similar transaction involving this Agreement and the Security Documents

and, in doing so, the Guarantor shall ensure that:

(1) senior management members and directors of the Guarantor and the Group participate in any relevant presentations made by the Bank to third parties;

(2) any syndication or securitisation effort by the Bank benefits from the existing banking relationships of the Group; and

(3) any materials provided in accordance with this clause 5.1.6(b) include, without limitation, information relating to the business plans, asset valuations, disposals and other such information pertaining to the Group, its business, affairs and its assets as may be reasonably requested by the Bank provided however that no such information shall be requested or disclosed (A) if such disclosure would constitute a breach of any applicable laws or regulations of any stock exchange, or (B) if such disclosure would be of a commercially sensitive nature the public disclosure of which would be prejudicial to the interests of the Guarantor;

5.1.7 Delivery of reports

deliver to the Bank sufficient copies of every report, circular, notice or like document issued by the Guarantor to its shareholders or creditors generally;

5.1.8 Capital Markets

in the event that it or its Related Companies pursue any securities' offerings, DVB Capital Markets LLC (or any of its Related Companies nominated by the Bank) shall be, immediately and at the outset of the arrangement and process for each such securities' offering, invited by the Guarantor (or its relevant Related Company) to participate on each such securities offering; and

5.1.9 Covenants to other lenders

(a) ensure that the covenants in this Guarantee shall at all times be similar to and, in any case, not less onerous than, the covenants given from time to time by the Guarantor in any guarantee to other banks or financial institutions which have financed the assets owned by other members of the Group; and

(b) if at any time the Guarantor negotiates more onerous covenants that those contained in this Guarantee with another bank or financial institution, promptly notify the Bank and

offer to amend this Guarantee so as to incorporate any such more onerous covenants in this Guarantee.

5.2 Negative undertakings

The Guarantor undertakes with the Bank that, from the date of this Guarantee and at all times during the Security Period, the Guarantor will not, without the prior written consent of the Bank:

5.2.1 No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate reconstruction or redomiciliation of any kind whatsoever;

5.2.2 Disposals

and it will procure that neither of the Borrowers will, without the prior written consent of the Bank, sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 5.2.2, material in the reasonable opinion of the Bank in relation to the undertaking, assets, rights and revenues of the Guarantor or, as the case may be, the relevant Subsidiary taken as a whole) of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not;

5.2.3 Other business

undertake any business other than the ownership of shares in companies involved in the ownership and operation of ocean going ships of similar type and size to the Ships and the chartering thereof to third parties;

5.2.4 Other obligations

incur any obligations except for:

(a) obligations arising under the Security Documents; or

(b) contracts entered into in the ordinary course of its business of being a holding company of Subsidiaries owning, operating and chartering ships; or

(c) guarantees or indemnities from time to time required in the ordinary course of its business as holding company of Subsidiaries owning, operating and chartering ships (such as this Guarantee);

and in the case of (b) and (c) above, to apply always on normal commercial terms;

5.2.5 Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

5.2.6 Share capital and distribution

without prejudice to clause 5.3, distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders **Provided however** that the Guarantor may declare or pay cash dividends to it shareholders at any time if no Event of Default shall have occurred and is continuing at the time of declaration or payment of such dividends or would occur as a result of the declaration or payment of such dividends;

5.2.7 Constitutional documents

permit, cause or agree to any amendment or variation of its constitutional documents;

5.2.8 Auditors and financial year

remove or permit the removal of its auditors or appoint new ones or change its financial year end; and

5.2.9 Shareholdings

change, cause, or permit any change in, the legal ownership of any of the shares in the Manager or either Borrower, in each case from that set out in clause 4.1.11 and/or clause 7.1.10 of the Agreement.

5.3 Financial undertakings

The Guarantor undertakes with the Bank that from the date of this Guarantee and at all times during the Security Period, it will ensure that:

5.3.1 Minimum Liquidity

the aggregate amount of Cash held by the Group on a consolidated basis shall be not less than the lower of (a) $10,000,000 and (b) $1,000,000 per Fleet Vessel;

5.3.2 Tangible Net Worth

the Tangible Net Worth shall be not less than $50,000,000; and

5.3.3 Leverage

the ratio of the Market Value Adjusted Total Assets minus the Total Liabilities to the Market Value Adjusted Total Assets shall at all times be not less than 0.35:1.00.

5.3.4 Interpretation

(a) All the terms defined in clause 1.2, and used in this clause 5.3, and accounting terms used in this clause 5.3, are to be determined on a consolidated basis in respect of the Group and (except as items are expressly included or excluded in the relevant definition or clause) are used and shall be construed in accordance with the Applicable Accounting Principles and as determined from the latest consolidated financial statements of the Group delivered to the Bank pursuant to clause 5.1.4.

(b) The compliance of the Guarantor with the covenants set out in clauses 5.3.1, 5.3.2 and 5.3.3 shall be determined by the Bank in its sole discretion on the basis of calculations made by the Bank at any time by reference to the then latest consolidated financial statements of the Group delivered to the Bank pursuant to clause 5.1.4. For the avoidance of doubt it is hereby agreed and acknowledged that the Bank shall be entitled to make any such determinations and/or calculations at any time, without regard to when any such financial statements are due to be delivered or have been actually delivered to the Bank pursuant to clause 5.1.4.

(c) For the purposes of this clause 5.3, (a) no item shall be deducted or credited more than once in any calculation; and (b) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the Applicable Accounting Principles.

5.3.5 Valuations

(a) For the purposes of this Guarantee, each Fleet Vessel shall be valued in Dollars at the times set out in clause 5.1.5, by Maritime Strategies (in the case of the Ships) or an Approved Shipbroker selected by the Guarantor (in the case of any Fleet Vessel other than the Ships), unless otherwise advised by the Bank in its absolute discretion. Each such valuation shall be addressed, in the case of the Ships, to the Bank or, in the case of any Fleet Vessel other than the Ships, to the Guarantor or the lender which has financed such Fleet Vessel, shall be dated not more than 30 days previously and shall be made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning such Fleet Vessel.

(b) The value of a Fleet Vessel determined in accordance with the provisions of this clause 5.3.3 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of such Fleet Vessel under clause 5.1.5.

(c) All costs in connection with the Bank obtaining any valuations of the Fleet Vessels referred to in clause 5.1.5 and/or this clause 5.3.5 shall be borne by the Guarantor.

(d) The Guarantor undertakes with the Bank to supply to the Bank and to any such Approved Shipbrokers such information concerning a Fleet Vessel and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

6 Set-off

The Guarantor authorises the Bank, at any time and without notice to the Guarantor, to apply any credit balance to which the Guarantor is then entitled on any account of the Guarantor with the Bank at any of its branches, in or towards satisfaction of any sum then due and payable from the Guarantor to the Bank under this Guarantee. For this purpose the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this clause 6. The Bank shall notify the Guarantor forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

7 Benefit of this Guarantee

7.1 Benefit and burden

This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Bank and its successors in title, Assignees and Transferees. The Guarantor expressly acknowledges and accepts the provisions of clause 15 of the Agreement and agrees that any person in favour of whom an assignment or a transfer is made in accordance with such clause shall be entitled to the benefit of this Guarantee.

7.2 Changes in constitution or reorganisation of Bank

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of the Bank or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title, Assignee or Transferee in the same manner as if such successor in title or replacement had been named in this Guarantee as a party instead of, or in addition to, the Bank.

7.3 No assignment by Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

7.4 Disclosure of information

The Bank may, without the consent of the Guarantor, disclose to a prospective Transferee or to any other person who may propose entering into contractual relations with the Bank in relation to the Agreement such information about the Guarantor as the Bank shall consider appropriate.

8 Notices and other matters

8.1 Notices

The provisions of clause 16.1 of the Agreement shall apply *mutatis mutandis* in respect of any certificate, notice, demand or other communication given or made under this Guarantee as if references to the "**Borrowers or either of them**" and "this Agreement" were references to the Guarantor and this Guarantee.

8.2 No implied waivers; remedies cumulative

No failure or delay on the part of the Bank, to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy under this Guarantee preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

8.3 English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

8.4 Other guarantors

The Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Bank.

8.5 Expenses

The Guarantor agrees to reimburse the Bank on demand for all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Bank in relation to the enforcement of this Guarantee against the Guarantor.

8.6 Partial invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

8.7 Miscellaneous

This Guarantee contains the entire agreement of the parties and its provisions supersede any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by the Guarantee.

9 Law and jurisdiction

9.1 Law

This Guarantee and any non-contractual obligations in connection with this Guarantee are governed by and shall be construed in accordance with English law.

9.2 Submission to jurisdiction

The Guarantor agrees for the benefit of the Bank that any legal action or proceedings arising out of or in connection with this Guarantee and/or any non-contractual obligations in connection with this Guarantee, against the Guarantor or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs Saville & Co at present of One Carey Lane, EC2V 8AE, London, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Guarantor in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Guarantor further agrees that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Guarantor may have against the Bank arising out of or in connection with this Guarantee and/or any non-contractual obligations in connection with this Guarantee.

9.3 Contracts (Rights of Third Parties) Act 1999

No term of this Guarantee is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

Schedule 1

Form of Compliance Certificate

To: DVB BANK SE

From: GLOBUS MARITIME LIMITED
ARTFUL SHIPHOLDING S.A.
LONGEVITY MARITIME LIMITED

Dated: [•]

US$40,000,000 Loan - Loan Agreement dated [•] 2011 - Corporate Guarantee dated [•] 2011 (the "Corporate Guarantee")

Terms defined in the Loan Agreement and the Corporate Guarantee shall have the same meaning when used herein.

We refer to clause 5.3 of the Corporate Guarantee and hereby certify that, as at [*insert date of accounts*] and on the date hereof:

1 Financial covenants

(a) the Cash of the Group on a consolidated basis is $[•], calculated as shown in [Appendix A] versus the required amount of $[•];

(b) the Tangible Net Worth is $[•], calculated as shown in [Appendix B] versus the required amount of $50,000,000; and

(c) the ratio of Market Value Adjusted Total Assets minus Total Liabilities to Market Value Adjusted Total Assets is [•], calculated as shown in [Appendix C] versus the required minimum ratio of 0.35:1.00[.][,]

[and we hereby confirm that the above comply with the provisions of clause 5.3 of the Corporate Guarantee.]

2 Minimum Liquidity

We further refer to clause 8.1.16 of the Loan Agreement and hereby certify that on the date hereof:

(a) the amount standing to the credit of the Artful Operating Account is $[•], as evidenced by the bank statement of the Account Bank [shown in Appendix D], versus the required minimum amount of $500,000; and

(b) the amount standing to the credit of the Longevity Operating Account is $[•], as evidenced by the bank statement of the Account Bank [shown in Appendix E], versus the required minimum amount of $500,000.

3 Security Requirement

We further refer to clause 8.2.1 of the Loan Agreement and hereby certify that, as at [*insert date of valuation*] and on the date hereof:

(a) the Security Value is in the amount of $[•], calculated as [shown in Appendix F]; and

(b) the Loan is in the amount of $[•], calculated as [shown in Appendix G]; and

(c) the Security Requirement ratio is [•]% versus the required ratio of [120%] [130%].

4 Default

[No Default has occurred and is continuing]

or

[The following Default has occurred and is continuing: [***provide details of Default***]. [The following steps are being taken to remedy it: [***provide details of steps being taken to remedy Default***]].

Signed: ....
[duly authorised signatory]
For and on behalf of:
GLOBUS MARITIME LIMITED

Signed: ....
[duly authorised signatory]
For and on behalf of:
ARTFUL SHIPHOLDING S.A.

Signed: ....
[duly authorised signatory]
For and on behalf of:
LONGEVITY MARITIME LIMITED

EXECUTED as a **DEED**)
by Nikolaos Kalapotharakos)
for and on behalf of)
GLOBUS MARITIME LIMITED)
in the presence of:)

....
Attorney-in-fact

....
Witness
Name:
Address:

EXECUTED as a **DEED**)
by Niki Alexandrou)
for and on behalf of)
DVB BANK SE)
in the presence of:)

....
Attorney-in-fact

....
Witness
Name:
Address:

Evangelia Platsidaki
Norton Rose LLP - Athens
Solicitor